UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 15, 2021

Elanco Animal Health Incorporated

(Exact name of registrant as specified in its charter)

Indiana	001-38661	82-5497352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 Innovation Way Greenfield, Indiana (Address of principal executive offices)	46140 (Zip Code)

Registrant’s telephone number, including area code: (877) 352-6261

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	ELAN	New York Stock Exchange
5.00% Tangible Equity Units	ELAT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On June 15, 2021, Elanco Animal Health Incorporated, an Indiana corporation (“Elanco”), Knight Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Elanco (“Merger Sub”), and Kindred Biosciences, Inc., a Delaware corporation (“KindredBio”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Upon the terms and subject to the conditions of the Merger Agreement, Elanco and KindredBio have agreed that Merger Sub will merge with and into KindredBio, with KindredBio surviving the merger as a wholly owned subsidiary of Elanco (the “Merger”).

Upon completion of the Merger, each share of KindredBio common stock that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than certain excluded shares as described in the Merger Agreement) will automatically be converted into the right to receive $9.25 in cash, without interest (the “Merger Consideration”).

In addition, at the Effective Time, (i) each share of KindredBio common stock subject to vesting, repurchase or other lapse restriction that is outstanding immediately prior to the Effective Time will fully vest (to the extent such stock would not otherwise vest) and be cancelled and converted automatically into the right to receive the Merger Consideration; (ii) each option to purchase shares of KindredBio common stock (other than rights to purchase shares of KindredBio common stock under the KindredBio employee stock purchase plan) (each, a “KindredBio Option”), whether vested or unvested and whether subject to time-based or performance-based vesting, that is outstanding immediately prior to the Effective Time will become fully vested (to the extent unvested or to the extent such KindredBio Option would not otherwise vest) and be automatically cancelled and converted into the right to receive a payment in cash equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share subject to such KindredBio Option and (b) the total number of shares subject to such KindredBio Option; and (iii) each award of restricted stock units denominated in shares of KindredBio common stock, whether subject to time-based or performance-based vesting, that is outstanding immediately prior to the Effective Time (each, a “KindredBio RSU Award”) will become fully vested (to the extent unvested or to the extent such award would not otherwise vest), and be automatically cancelled and converted into the right to receive a payment in cash equal to the product of (A) the total number of shares of KindredBio common stock subject to such KindredBio RSU Award and (B) the Merger Consideration. Any KindredBio Option with a per share exercise price equal to or greater than the Merger Consideration will be cancelled for no consideration.

The completion of the Merger is subject to the satisfaction or waiver of certain conditions, including (i) requisite approval of the holders of KindredBio common stock; (ii) the absence of any law or order in the United States or the European Union prohibiting the Merger and (iii) the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, each of Elanco’s and KindredBio’s obligations to complete the Merger is subject to certain other conditions, including (a) the accuracy of the representations and warranties of the other party, subject to the standards set forth in the Merger Agreement, (b) compliance of the other party with its covenants in all material respects; and (c) with respect to Elanco’s obligation to complete the Merger, the absence of a material adverse effect on KindredBio.

The Merger Agreement contains representations, warranties and covenants of the parties customary for a transaction of this nature. Among other things, until the earlier of the termination of the Merger Agreement and the Effective Time, KindredBio has agreed to operate its business in all respects within 120 days from the date of the Merger Agreement, and in all material respects thereafter, in the ordinary course consistent with past practice and has agreed to certain other operating covenants, as set forth fully in the Merger Agreement. The Merger Agreement also prohibits KindredBio’s solicitation of proposals relating to alternative transactions and restricts KindredBio’s ability to participate in any discussions or negotiations with, or furnish nonpublic information to, any third party with respect to any such transaction, subject to certain limited exceptions.

The Merger Agreement may be terminated by mutual written consent of Elanco and KindredBio. The Merger Agreement also permits either party to terminate if (i) the Merger is not completed by December 15, 2021, subject to automatic extension for up to six additional months in certain circumstances in the event that antitrust approval has not been obtained (the “Outside Date”); (ii) a governmental authority in the United States or the European Union issues a final, non-appealable order permanently enjoining or otherwise prohibiting the consummation of the Merger; (iii) KindredBio stockholders fail to approve the Merger Agreement; or (iv) the other party breaches its representations, warranties or covenants in the Merger Agreement and such breach would result in the closing conditions not being satisfied, subject to the right of the breaching party to cure the breach.

Elanco also may terminate the Merger Agreement if the board of directors of KindredBio makes an adverse change in its recommendation that KindredBio’s stockholders adopt the Merger Agreement or if KindredBio violates or breaches in any material respect the non-solicitation provision of the Merger Agreement in certain circumstances. KindredBio also may terminate the Merger Agreement if it enters into a definitive agreement with respect to a Superior Proposal (as such term is defined in the Merger Agreement), subject to, among other things, payment of the termination fee to Elanco as described below.

KindredBio may be required to pay Elanco a termination fee of $15,496,000 in the event the Merger Agreement is terminated (i) (A)(1) by Elanco because KindredBio has breached and not cured any representation, warranty or covenant such that a condition to the closing of the Merger is not capable of being satisfied, (2) by KindredBio or Elanco because the Outside Date has occurred or (3) by KindredBio or Elanco because KindredBio stockholders have failed to approve the Merger Agreement, (B) in the case of termination because the Outside Date has occurred, all of the mutual conditions and the conditions to KindredBio’s obligation to close have been satisfied or waived (other than delivery of a closing certificate from Elanco), (C) an Acquisition Proposal (as defined in the Merger Agreement) has been made to KindredBio or has been publicly disclosed after the date of the Merger Agreement (and in either case, has become known to any KindredBio director, officer or other specified employee or representative), and in any event is not withdrawn or rejected, as applicable, and (C) within twelve months following termination pursuant to (A)(1), (2) or (3), KindredBio consummates an Acquisition Proposal or enters into a definitive agreement for an Acquisition Proposal (as applied pursuant to the Merger Agreement); (ii) by Elanco following an adverse change by the board of directors of KindredBio in its recommendation that KindredBio’s stockholders adopt the Merger Agreement or because KindredBio has violated or breached in any material respect the non-solicitation provision of the Merger Agreement in certain circumstances; or (iii) by KindredBio to enter into a definitive agreement in connection with a Superior Proposal.

Item 7.01	Regulation FD Disclosure

On June 16, 2021, Elanco and KindredBio issued a joint press release announcing the execution of the Merger Agreement and a conference call to be held by Elanco on June 16, 2021 at 8:00 am Eastern Time. A copy of the press release, which includes information regarding participation in the conference call, is attached to this report as Exhibit 99.1. A copy of an investor presentation regarding the proposed Merger, which will be used by Elanco on June 16, 2021, is attached as Exhibit 99.2 to this report.

The information contained in the accompanying Exhibits 99.1 and 99.2 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information contained in the press release and investor presentation shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of KindredBio (each a “Stockholder”) entered into a Support Agreement (the “Support Agreements”) with Elanco and Merger Sub, pursuant to which each Stockholder agreed, among other things, to vote his, her or its Covered Shares (as defined in the Support Agreement) (i) in favor of the adoption of the Merger Agreement, the Merger and the transactions contemplated thereby and the approval of all agreements related to the Merger, and any proposal to adjourn or postpone the stockholder meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement; (ii) against any Acquisition Proposal (as defined in the Merger Agreement); (iii) against any extraordinary corporate transaction such as a merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, share exchange, reorganization, recapitalization, dissolution, liquidation or winding up of or by KindredBio, or any sale, lease, license or transfer of a material amount of assets of KindredBio; (iv) against any change in or to (a) KindredBio’s board of directors that is not recommended by its existing board of directors, (b) the present capitalization or corporate structure of KindredBio, or (c) KindredBio’s governing documents that is not consented to by Elanco under the Merger Agreement; and (v) against any proposal, action or agreement that would reasonably be expected to (1) result in a breach of any covenant, representation, warranty or other obligation or agreement of the Stockholder under the Support Agreement or, to the Stockholder’s knowledge, of KindredBio under the Merger Agreement or (2) to the Stockholder’s knowledge, impede, interfere with or prevent the consummation of the Merger. No Stockholder may propose, commit or agree to take any action inconsistent with any of the foregoing clauses (i), (ii), (iii), (iv) or (v).

Each Stockholder also agreed that, except as provided in the Support Agreement, he, she or it will not (i) offer to transfer, transfer or consent to transfer any of its Covered Shares; (ii) enter into any agreement to transfer his, her or its Covered Shares; (iii) grant any proxy, power-of-attorney or other authorization in respect of its Covered Shares; (iv) deposit or permit the deposit of any of its Covered Shares into a voting trust or enter into a voting agreement or arrangement; (v) create or permit to exist any lien on any of the Covered Shares, or (vi) take any other action that would restrict, limit or interfere with the performance of the Stockholder’s obligations under the Support Agreement in any material respect or otherwise make any representation or warranty of the Stockholder untrue or incorrect in any material respect.

Each Stockholder signed the Support Agreement solely in his or her capacity as a stockholder. The Support Agreements do not prohibit any Stockholder from acting (or failing to act) in his or her capacity as an officer or director of KindredBio.

As of June 15, 2021, approximately 4.9% of KindredBio’s outstanding shares are subject to the Support Agreements. The Support Agreements provide for termination upon the earliest of (i) the mutual written agreement of Elanco and the Stockholder; (ii) the Effective Time; (iii) the entry by KindredBio, without Stockholder’s consent, into an amendment, waiver or modification of the Merger Agreement that adversely changes the form or reduces the amount of consideration to be paid for Stockholder’s shares; and (iv) the termination of the Merger Agreement.

Additional Information

The foregoing description of the principal terms of the Merger Agreement and the form of Support Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this report, and the form of Support Agreement, which is attached as Exhibit 99.3 to this report, both of which are incorporated herein by reference.

The Merger Agreement, the form of Support Agreement and the foregoing description have been included to provide investors and stockholders with information regarding the terms of these agreements. They are not intended to provide any other factual information about Elanco, Merger Sub or KindredBio, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger. The representations, warranties and covenants contained in each of these documents were or will be made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts, and are also qualified by a confidential disclosure letter delivered by KindredBio to Elanco in connection with the Merger Agreement. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Important Information for Investors and Stockholders

This communication does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of Kindred Biosciences, Inc. (“KindredBio”) by Elanco Animal Health Incorporated (“Elanco” and such proposed acquisition, the “Merger”). KindredBio intends to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION, KINDREDBIO’S STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KINDREDBIO AND THE PROPOSED MERGER. The proposals for the Merger will be made solely through the proxy statement. Investors and stockholders may obtain copies of the proxy statement and other documents filed with the SEC by KindredBio (when they became available) free of charge from the SEC’s website at www.sec.gov or by accessing KindredBio’s website at www.kindredbio.com. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge from Investor Relations at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, CA 94010.  Copies of the documents filed with the SEC by Elanco (when they become available) may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing Elanco’s website at www.elanco.com.

Participants in the Merger Solicitation

Elanco, KindredBio, and certain of their directors, executive officers and employees may be considered participants in the solicitation of proxies from KindredBio’s stockholders with respect to the proposed transactions. Information regarding the persons who may, under the SEC rules, be deemed participants in the solicitation of KindredBio’s stockholders in connection with the proposed Merger and a description of their direct and indirect interests therein, by security holdings or otherwise, will be set forth in the definitive proxy statement that KindredBio intends to file with the SEC when it becomes available. Information about Elanco’s directors and executive officers is set forth in Elanco’s definitive proxy statement for its 2021 Annual Meeting of Shareholders, which was filed with the SEC on March 25, 2021. Information about KindredBio’s directors and executive officers is set forth in KindredBio’s definitive proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2021. These documents may be obtained as indicated above.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this report that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on our current beliefs and expectations. These forward-looking statements include, without limitation, statements regarding the proposed acquisition of KindredBio, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that Elanco believes or anticipates will or may occur in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include risks and uncertainties related to, among other things: uncertainties as to the timing of the Merger; the possibility that competing acquisition proposals will be made; the inability to complete the Merger due to the failure to obtain KindredBio’s stockholder adoption of the Merger Agreement or the failure to satisfy other conditions to completion of the Merger, including required regulatory approvals; the failure of the transaction to close for any other reason; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, customers, vendors and other business partners; the risk that stockholder litigation in connection with the Merger may result in significant costs of defense, indemnification and liability; diversion of management’s attention from ongoing business concerns and other risks and uncertainties that may affect future results of the combined company, including the risks described in the section entitled “Risk Factors” in Elanco’s and KindredBio’s Annual Reports on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021. All forward-looking statements are qualified in their entirety by this cautionary statement and neither Elanco nor KindredBio undertake any obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 15, 2021, by and among Elanco Animal Health Incorporated, Knight Merger Sub, Inc. and Kindred Biosciences, Inc.*
99.1	Joint Press Release, dated June 16, 2021.
99.2	Investor Presentation, dated June 16, 2021.
99.3	Form of Support Agreement, among Elanco Animal Health Incorporated, Knight Merger Sub, Inc. and certain stockholders of Kindred Biosciences, Inc.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*       Schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elanco Animal Health Incorporated

June 16, 2021	By:	/s/ Todd Young
Name: Todd Young
Title: Executive Vice President and Chief Financial Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ELANCO ANIMAL HEALTH INCORPORATED,

KNIGHT MERGER SUB, INC.

and

KINDRED BIOSCIENCES, INC.

dated as of

June 15, 2021

TABLE OF CONTENTS

-i-

-ii-

-iii-

Annex I	Certain Defined Terms

Exhibit A	Form of Support Agreement

Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit C	Form of Bylaws of the Surviving Corporation

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated June 15, 2021, is by and among Elanco Animal Health Incorporated, an Indiana corporation (“Parent”), Knight Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Kindred Biosciences, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement have the meanings ascribed to such terms in Annex I or as otherwise defined elsewhere in this Agreement. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company being the surviving entity, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock” or, such shares, “Company Shares”) are entering support agreements with Parent in the form of Exhibit A (the “Support Agreements”) simultaneously with the execution and delivery of this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are fair to, and in the best interests of, the Company and its stockholders, and declared it advisable to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iii) resolved to recommend that the holders of Company Shares vote to approve the adoption of this Agreement (such recommendation, the “Company Board Recommendation”); and

WHEREAS, the boards of directors of Parent and Merger Sub have approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Parent and Merger Sub and their respective stockholders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGER

Section 1.1.          The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2.          Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable, but in any event no later three (3) business days, following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco CA 94105, unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.3.          Effective Time.

(a)               Concurrently with the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”), as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such later date and time as is agreed between the Parties and specified in the Certificate of Merger (such date and time being referred to herein as the “Effective Time”).

(b)               The Merger shall have the effects provided in this Agreement and as set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties, of the Company and Merger Sub, as provided under the applicable sections of the DGCL.

Article II

SURVIVING CORPORATION

Section 2.1.          Governing Documents. Subject to Section 7.5, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read in their entirety as set forth in Exhibit A and Exhibit B, respectively, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws.

Section 2.2.          Officers and Directors of the Surviving Corporation.

(a)               From and after the Effective Time, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, each to hold office until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)               From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article III

TREATMENT OF SECURITIES

Section 3.1.          Treatment of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)               Conversion of Company Securities. Except as otherwise provided in this Agreement, each Company Share issued and outstanding immediately prior to the Effective Time (including Company Restricted Stock but not including Cancelled Shares and Dissenting Shares) shall be cancelled and automatically converted into the right to receive $9.25 in cash, without interest (the “Merger Consideration”). As of the Effective Time, the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Shares (including Company Restricted Stock but not including the Cancelled Shares) shall cease to have any rights with respect to such Company Shares other than the right to receive the Merger Consideration or, with respect to Dissenting Shares, the rights set forth in Section 262 of the DGCL.

(b)               Cancellation of Company Common Stock. Each Company Share held by the Company as treasury stock (or by any wholly owned subsidiary thereof) or held by Parent or Merger Sub (or by any wholly owned subsidiary of Parent) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof (such Company Shares collectively, the “Cancelled Shares”).

(c)               Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)               Adjustment to Merger Consideration. Without limiting the other provisions of this Agreement and other than as contemplated by this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of Company Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), division or subdivision of shares or other similar transaction, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change; provided, however, that nothing in this Section 3.1(d) shall permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

Section 3.2.          Payment for Securities; Surrender of Certificates.

(a)               Exchange Fund. Prior to Effective Time, Parent shall designate a paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the funds to which holders of Company Shares shall become entitled pursuant to the Merger. Parent shall pay the fees and expenses of the Paying Agent. At or promptly following the Effective Time and on the Closing Date, Parent shall, or shall cause Merger Sub to, deposit with the Paying Agent for the benefit of the holders of the Company Common Stock (excluding Cancelled Shares and Dissenting Shares) all of the funds necessary to make the aggregate payments of the Merger Consideration due under Section 3.1 (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.2(c), except as expressly provided for in this Agreement; provided that any and all interest or other amounts earned with respect to the Exchange Fund shall be the property of Parent.

(b)               Procedures for Surrender. As promptly as practicable (and in any event not later than the third (3rd) business day) following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share representing Company Shares that pursuant to Section 3.1(a) were converted into the right to receive the Merger Consideration (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.2(f)) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company prior to the Effective Time may reasonably specify, and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable Merger Consideration into which the number of Company Shares previously represented by such Certificates or Book-Entry Shares shall have been converted pursuant to this Agreement.

(c)               Payment Procedures. Following surrender to the Paying Agent of Certificates (or affidavit of loss and compliance with such other requirements in lieu thereof in accordance with Section 3.2(f)) or Book-Entry Shares, together with such letter of transmittal duly executed, and such other documents as may be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax) equal to the product of the number of Company Shares represented by such Certificates or Book-Entry Shares multiplied by the Merger Consideration, and such Certificates or Book-Entry Shares shall forthwith be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.2(c), each Certificate and Book-Entry Share (other than Cancelled Shares or Dissenting Shares) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration multiplied by the number of Company Shares evidenced by such Certificates or Book-Entry Shares, without any interest thereon. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(d)               Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of Company Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares other than the right to receive the Merger Consideration, except as otherwise provided herein. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e)               Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and in compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become the property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(f)                Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Paying Agent, the posting by such holder of a bond in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, and subject to such holder’s compliance with the exchange procedures set forth in Section 3.2(b) (other than the surrender of a Certificate), the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1.

Section 3.3.          Dissenter’s Rights.

(a)               Notwithstanding anything to the contrary in this Agreement, Company Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) held by a holder who has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Section 262 of the DGCL; provided, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(a), without interest thereon, upon surrender of such Certificates formerly representing such Company Shares or transfer of such Book-Entry Shares, as the case may be.

(b)               The Company shall give prompt (and, in any event, within forty-eight (48) hours) notice to Parent of any demands received by the Company for appraisal of any Company Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any such appraisal demands. Any cash deposited with the Paying Agent pursuant to Section 3.2(a) with respect to Company Shares that become Dissenting Shares will be returned to Parent upon demand therefor.

Section 3.4.          Treatment of Company Equity Awards.

(a)               At the Effective Time, each share of Company Common Stock subject to vesting, repurchase or other lapse restriction (the “Company Restricted Stock”) outstanding immediately prior to the Effective Time shall fully vest (to the extent such Company Restricted Stock would not otherwise vest) and be cancelled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 3.1(a) and be treated in the same manner as all other Company Shares for such purposes.

(b)               Each option to purchase Company Shares (other than rights to purchase Company Shares under the Company ESPP), whether vested or unvested and whether subject to time-based or performance-based vesting, that is outstanding immediately prior to the Effective Time (each, a “Company Option”) shall, as of the Effective Time, become fully vested (to the extent unvested or to the extent such Company Option would not otherwise vest) and be automatically cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per Company Share of such Company Option by (ii) the total number of Company Shares subject to such Company Option. From and after the Effective Time, each Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the amount described in this Section 3.4(b), if any. Parent shall, or, if applicable, shall cause one of its Subsidiaries to, pay to the holders of Company Options the cash amounts described in the second preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any other applicable provision of state, local or foreign Tax Law with respect to such payment, as soon as reasonably practicable (and in any event within ten (10) calendar days) following the Effective Time. Any Company Option with a per share exercise price equal to or greater than the Merger Consideration shall be cancelled for no consideration.

(c)               Each award of restricted stock units denominated in Company Shares, whether subject to time-based or performance-based vesting, that is outstanding immediately prior to the Effective Time (each, a “Company RSU Award”), shall, as of the Effective Time, become fully vested (to the extent unvested or to the extent such Company RSU Award would not otherwise vest) and be automatically cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the total number of Company Shares subject to such Company RSU Award by (ii) the Merger Consideration. Parent shall, or, if applicable, shall cause one of its Subsidiaries to, pay to the holders of Company RSU Awards the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any other applicable provision of state, local or foreign Tax Law with respect to such payment, as soon as reasonably practicable (and in any event within ten (10) calendar days) following the Effective Time (or, if applicable, such later date required by Section 409A of the Code).

(d)               In the case of any Company Options or Company RSU Awards that are subject to performance periods that are ongoing as of the Effective Time, performance conditions shall be deemed satisfied (to the extent such performance conditions would not otherwise be deemed satisfied) at the greater of target and actual performance (as determined by the Board) as of the Effective Time.

(e)               As of the Effective Time, all Stock Plans shall be terminated, and no further Company Shares, Company Equity Awards or other rights with respect to Company Shares shall be granted thereunder.

(f)                Prior to the Effective Time, the Company shall cooperate with and reasonably assist Parent to cause the timely payment of the amounts Parent is required to pay following the Effective Time to the holders of Company Options pursuant to Section 3.4(b) and to the holders of Company RSU Awards pursuant Section 3.4(c), including by providing all information reasonably requested by Parent that is reasonably necessary to make timely payments thereof.

(g)               The Company, the Company Board of Directors and the compensation committee thereof, as applicable, (i) shall take all actions necessary to (A) terminate the Company’s Employee Stock Purchase Plan (the “Company ESPP”) and all outstanding rights thereunder as of the day immediately prior to the Effective Time, contingent upon the occurrence of the Closing, (B) ensure that, from and after the date hereof, no new participants are permitted to participate in the Company ESPP and participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (C) ensure that, except for the offering or purchase period (if any) under the Company ESPP that is in effect on the date hereof (the “Final Offering Period”), from and after the date hereof, no offering or purchase period shall be authorized or commenced, and (D) provide notice to participants describing the treatment of the Company ESPP pursuant to this Section 3.4(f) and (E) otherwise effectuate the treatment of the Company ESPP as contemplated in this Section 3.4(f); and (ii) shall provide to Parent, prior to the Closing, reasonable evidence of the completion of the actions described in the immediately preceding clause (i). If the Effective Time occurs during the Final Offering Period, the Final Offering Period shall terminate no later than the day immediately prior to the Effective Time, and the Company shall cause the exercise date applicable to the Final Offering Period to accelerate and occur on such termination date with respect to any then-outstanding purchase rights. Notwithstanding anything in this Agreement to the contrary, (x) all amounts allocated to each participant’s account under the Company ESPP at the end of the Final Offering Period shall thereupon be used to purchase whole Company Shares under the terms of the Company ESPP for such offering period, which Company Shares shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.1(a) following the purchase of the Company Shares and (y) the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

(h)               Prior to the Effective Time, the Company shall adopt such appropriate resolutions and take all other actions necessary and appropriate (including obtaining any required consents) to effectuate the actions contemplated by this Section 3.4(h).

Section 3.5.          Withholding. Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock or Company Equity Awards pursuant to this Agreement, any amounts that Parent, Merger Sub, the Surviving Corporation, or such Paying Agent determines to be required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Awards in respect of which such deduction and withholding was made. Parent, Merger Sub, the Surviving Corporation, or such Paying Agent shall timely remit the withheld amount to the Governmental Entity.

Article IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed or furnished with the SEC (including exhibits and other information incorporated by reference therein) and publicly filed after December 31, 2019 and at least two (2) business days prior to the date hereof, excluding, in each case, any disclosures set forth in any “risk factors” section or any “forward-looking statements” section or any other statements that are similarly cautionary, predictive or forward-looking in nature (it being acknowledged and agreed that clause (i) shall not apply to any representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.22, 4.23, 4.24 and 4.25), or (ii) as disclosed in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (which disclosure in the Company Disclosure Letter shall be deemed to qualify or provide disclosure in response to (x) the section of this Article IV that corresponds to the section of the Company Disclosure Letter in which such disclosure is set forth and (y) any other section of this Article IV to the extent that its relevance to such section to qualify such other representation and warranty is reasonably apparent from the face of such disclosure), the Company represents and warrants to Parent as set forth below.

Section 4.1.          Qualification, Organization, Subsidiaries, etc.

(a)               Each of the Company and the Company Subsidiaries (i) is a corporation duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in such jurisdictions where the failure to be so qualified or in good standing, has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent accurate and complete copies of the Company Governing Documents and the equivalent organizational documents of each Company Subsidiary in effect on the date hereof (including any amendments thereto). The Company Governing Documents and such equivalent organizational documents of each Company Subsidiary (including any amendments thereto) so delivered are in full force and effect.

(b)               Section 4.1(b) of the Company Disclosure Letter contains an accurate and complete list of the Company Subsidiaries as of the date of this Agreement indicating for each Company Subsidiary its jurisdiction of organization. All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than restrictions on transfer under applicable securities Laws. Except for the capital stock or other voting securities of, or ownership in, the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership in, any Person.

Section 4.2.          Capitalization.

(a)               The authorized capital stock of the Company consists of (x) 100,000,000 shares of Company Common Stock and (y) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which 100,000 have been designated “Series A Preferred Stock” (“Company Series A Preferred Stock”). As of June 14, 2021 (the “Company Capitalization Date”):

(i)	45,330,569 Company Shares were issued and outstanding (none of which were Company Restricted Stock);

(ii)	no shares of Company Preferred Stock were issued or outstanding.

(b)               Section 4.2(b) of the Company Disclosure Letter sets forth, in each case as of the Company Capitalization Date:

(i)	the aggregate number of Company Shares reserved for issuance in respect of future awards under the Stock Plans;

(ii)	the aggregate number of Company Shares subject to Company Options; and

(iii)	the aggregate number of Company Shares subject to Company RSU Awards;

(c)               Section 4.2(c) of the Company Disclosure Letter sets forth as of the Company Capitalization Date a true and complete schedule of all outstanding Company Restricted Stock, Company Options and Company RSU Awards, which shows on an award-by-award basis (i) the holder of each such award, (ii) the grant date of each such award, (iii) if applicable, the per Company Share exercise price of each such award, (iv) the number of Company Shares underlying each such award (including, if applicable, determined at target and maximum performance levels), (v) the vesting schedule applicable to each such award, (vi) whether such award is intended to qualify as an “incentive stock option” under Section 422 of the Code, and (vii) the Stock Plan under which the award is granted. Section 4.2(c) of the Company Disclosure Letter also sets forth as of the Company Capitalization Date: (1) the number of Company Shares, if any, held by the Company in its treasury, and (2) the number of Company Shares reserved for issuance under the Company ESPP.

(d)               All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock and Company Preferred Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All outstanding Company Shares, all shares of Company Restricted Stock, all Company Options and all Company RSU Awards have been issued or granted, as applicable, in compliance in all material respects with applicable Law.

(e)               Except as set forth in Section 4.2(a) and Section 4.2(b), and except for the rights issued thereunder to purchase Company Series A Preferred Stock under the Shareholder Rights Plan, Shareholder Rights Plan, and any rights under the Company ESPP, as of the Company Capitalization Date: (i) the Company does not have any shares of capital stock or other voting securities of or ownership interests in the Company issued or outstanding, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to (A) issue, transfer, sell or redeem any shares in the capital or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); or (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; and (iii) there are no restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, the Company or any Company Subsidiary issued, outstanding or reserved for issuance. Since the Company Capitalization Date through the date hereof, the Company has not issued any shares of its capital stock or any securities convertible into or exchangeable for such shares other than upon exercise or conversion of, or in settlement of, Company Options or Company RSU Awards outstanding as at the Company Capitalization Date and as disclosed in Section 4.2(c) of the Company Disclosure Letter. $85,000 is the maximum aggregate dollar amount that could be contributed to the Company ESPP for the Final Offering Period, based on the participants who participate in the Company ESPP and their payroll deductions and purchase elections, in each case, as in effect on the Company Capitalization Date.

(f)                Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(g)               There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting or disposition of the capital stock or other equity interest of the Company or any Company Subsidiary or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board of Directors or any Company Subsidiary.

Section 4.3.          Corporate Authority.

(a)               Assuming the accuracy of the representations and warranties contained in Section 5.8, (i) the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, including the Merger, and (ii) the execution, delivery and performance of its obligations under this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions and the performance of the Company’s obligations under this Agreement, except, with respect to the Merger, for (A) the approval of this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding Company Shares (the “Requisite Company Vote”) and (B) the filing of the Certificate of Merger with the Secretary of State. On or prior to the date hereof, the Company Board of Directors (at a meeting duly called and held) has (w) determined that the terms of the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, and declared it advisable to enter into this Agreement, (x) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (y) resolved to recommend that the holders of Company Shares vote to approve the adoption of this Agreement and (z) to the extent necessary, adopted a resolution having the effect of causing this Agreement and the Transactions not to be any Takeover Statute that might otherwise apply to the Transactions. None of the foregoing resolutions of the Company Board of Directors have been amended, rescinded or modified.

(b)               Other than the Requisite Company Vote, no vote of the holders of Company Shares or other capital stock of the Company is necessary to approve this Agreement and consummate the Merger under applicable Law or the Company Governing Documents.

(c)               This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4.          Governmental Consents; No Violation.

(a)               Other than in connection with or in compliance with (i) the filing of the Certificate of Merger as required by the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act and any other applicable Antitrust Laws, and (v) any applicable requirements of NASDAQ, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               The execution, delivery and performance by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Material Contract or any Lease result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiaries, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.          SEC Reports and Financial Statements.

(a)               From January 1, 2019, the Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports, the “Company SEC Documents”) in a timely manner. As of their respective dates, or, if modified, supplemented, amended or restated, as of the date of (and giving effect to) the last such modification, supplement, amendment or restatement, such Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder and the applicable requirements of NASDAQ, in each case, applicable to such Company SEC Documents, and none of such Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)               The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents filed or furnished with or to the SEC from January 1, 2019, when filed, or, if modified, supplemented, amended or restated, as of the date of (and giving effect to) the last such modification, supplement, amendment or restatement, (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or such modification, supplement, amendment or restatement, (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations, changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (iii) have been prepared in conformity with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)               Neither the Company nor any Company Subsidiary is a party to, or is required to become a party to, any joint venture, off balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements (as defined in Item 2.03 of Form 8-K)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Documents.

Section 4.6.          Internal Controls and Procedures.

(a)               The Company has established and, since January 1, 2019 has maintained, and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to (i) ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, (ii) ensure that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act of 2002, (iii) provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP and (iv) provide reasonable assurance that transactions and dispositions of the assets of the Company and the Company Subsidiaries are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with authorizations of the Company’s management and directors. Since January 1, 2019, neither the Company, nor to the knowledge of the Company, the Company’s auditors have identified or been made aware of (x) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b)               Since January 1, 2019, the Company has been and is in compliance in all material respects with all applicable listing and corporate governance requirements of NASDAQ and all applicable rules, regulations and requirements of the Sarbanes-Oxley Act of 2002. There are no outstanding loans or other extensions of credit made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(c)               The Company has made available to Parent accurate and complete copies of all material correspondence since January 1, 2019 through the date hereof between the SEC, on the one hand, and the Company or any Company Subsidiary, on the other hand, including comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto. To the knowledge of the Company, as of the date hereof, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Document.

Section 4.7.          No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), except (a) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2020 included in the Company SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2020, or in connection with the preparation, negotiation or execution of or compliance with this Agreement or otherwise in connection with the Transactions, (c) for obligations of the Company or any Company Subsidiaries to perform under or comply with any Contract (other than those liabilities, if any, arising from a failure to perform or comply by the Company or any Company Subsidiaries under such Contract), and (d) for liabilities which, individually or in the aggregate, have not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.8.          Absence of Certain Changes or Events.

(a)               From December 31, 2020, through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               From December 31, 2020, through the date of this Agreement, except in connection with the Transactions, and except as resulting from COVID-19 or to comply with COVID-19 Measures, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice.

(c)               From December 31, 2020, through the date of this Agreement, the Company has not taken any action that would be prohibited by Section 6.1(b)(i), (ii), (iv), (v), (vi), (ix), (xi), (xii), (xiii), (xiv), (xviii), (xix), (xxii) and (xxiv) (solely as Section 6.1(b)(xxiv) relates to the other clauses of Section 6.1(b) referred to in this Section 4.8(c)), if taken or proposed to be taken after the date hereof.

Section 4.9.          Compliance with Laws; Permits; Product Regulatory Matters.

(a)               The Company and the Company Subsidiaries are, and have been since January 1, 2019, in compliance with, and are not in default under, any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets, including, in each case to the extent applicable, those of the U.S. Food and Drug Administration (“FDA”), U.S. Drug Enforcement Administration, U.S. Department of Agriculture (“USDA”) and any other Regulatory Authorities, except, in each case, where the failure to comply, or such default, has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2019, neither the Company nor any Company Subsidiary, nor, to knowledge of the Company, any of their respective Collaboration Partners, has received any notice or other communication from any Governmental Entity alleging or informing the Company, such Company Subsidiary or such Collaboration Partner of an investigation regarding any failure of the Company, any Company Subsidiary or any of their respective Collaboration Partners to comply with, or any default by the Company, any Company Subsidiary or any of their respective Collaboration Partners under, any such Laws, except, in each case, where the failure to comply, or such default, has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)               The Company and the Company Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, orders, registrations, exemptions and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to lawfully carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. (i) All Company Permits are in full force and effect, and (ii) the Company and the Company Subsidiaries are in compliance with the terms of all Company Permits, except in the case of each of clauses (i) and (ii) where the failure to be in force, or the failure to comply, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2019, neither the Company nor any Company Subsidiary has received notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any Company Permit, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The consummation of the Transactions, in and of itself, will not cause the revocation, termination or cancellation of any material Company Permit.

(c)               Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, all submissions utilized as the basis for or submitted in connection with the Animal Drug Applications and Regulatory Authorizations currently held by the Company or any of the Company Subsidiaries are currently subsisting and in full force and effect and, when submitted to the applicable Regulatory Authority, (i) were complete and correct as of the date of submission or were corrected or supplemented by a subsequent submission and (ii) any required updates, changes, corrections or modification to such submissions have been timely submitted to the applicable Regulatory Authority. The Company or a Company Subsidiary solely owns all right, title and interest in and to all such Animal Drug Applications and Regulatory Authorizations, free and clear of all Liens.

(d)               Except as set forth on Section 4.9(d) of the Company Disclosure Letter, during the period beginning on January 1, 2019 through the date of this Agreement (i) there have been no material field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Regulated Products (“Safety Notices”); and (ii) there are no Safety Notices and, to the knowledge of the Company, there have been no product complaints with respect to the Regulated Products that are reasonably likely to result in a Safety Notice with respect to the Regulated Products, a change in labeling of any of the Regulated Products or a termination or suspension of the testing of marketing or testing of any of the Regulated Products that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e)               Since January 1, 2019, there have been no claims, actions, arbitrations, mediations, legal complaints, suits or proceedings, and neither the Company nor any of the Company Subsidiaries have received any written communication, from a Governmental Entity regarding a recall, suspension or discontinuance of any Regulated Product.

(f)                All animal studies and trials conducted by, or, to the knowledge of the Company, on behalf of, the Company or any of the Company Subsidiaries have been since January 1, 2019, and are being, conducted in compliance in all material respects with all applicable requirements of any applicable Regulatory Authority, including the requirements of 9 C.F.R. Parts 101-118.

(g)               Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has been subject to physical inspections or received written inspection reports from any Regulatory Authority, in which such Regulatory Authority has asserted or alleged in writing that the operations of the Company or any Company Subsidiary were or are not in material compliance with any applicable Laws.

Section 4.10.      Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries are now and have been since January 1, 2019 in compliance with all applicable Environmental Laws; (b) since January 1, 2019, neither the Company nor any of the Company Subsidiaries has received from any Governmental Entity any written notice, demand letter, or written request for information alleging that the Company or any of the Company Subsidiaries is in violation of any Environmental Law; (c) neither the Company nor any of the Company Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; (d) the Company has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing; (e) there has been no release by the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary; and (f) neither the Company nor any Company Subsidiary has assumed, undertaken or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts.

Section 4.11.      Employee Benefit Plans.

(a)               Section 4.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, each Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plans” means each employee benefit plan (whether or not an “employee benefit plan” as defined in Section 3(3) of ERISA) and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, 401(k) retirement, vacation, cafeteria, dependent care, disability, hospitalization, sickness, death, medical insurance, dental insurance, life insurance or other health or welfare plan, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program, agreement, policy, trust, fund, or arrangement, in each case sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary under which the Company or any ERISA Affiliate of the Company has or would reasonably be expected to have any liability. With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of, to the extent applicable, (i) the plan document and all amendments thereto or, if unwritten, a summary thereof (provided, however, that (x) in the case of a Company Benefit Plan that is a standard agreement entered into by the Company or any Company Subsidiary with current Company Employees on an individual basis, the Company has made available to Parent (and has not listed on Section 4.11(a) of the Company Disclosure Letter) its standard form and all material modifications agreed with any current Company Employees, and (y) in the case of a Company Benefit Plan that is an agreement with a former Company Employee, the Company has made available to Parent such agreement only if the Company or any Company Subsidiary has an ongoing obligation thereunder); (ii) the summary plan description (if required) and any summary of material modification; (iii) the most recent Form 5500 Annual Report; (iv) actuarial valuations, if applicable; (v) trust agreements and insurance contracts; (vi) the most recent determination or opinion letters for any plan intended to be qualified under Section 401(a) of the Code; and (vii) any non-routine notices or correspondence with the Department of Labor, Internal Revenue Service, or any other Governmental Entity regarding a Company Benefit Plan. No Company Benefit Plan is subject to any Laws other than those of the United States or any state, country, or municipality in the United States.

(b)

(i) Each of the Company Benefit Plans has been established, operated, maintained and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code and in each case the regulations thereunder;

(ii) no Company Benefit Plan is or has been subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code;

(iii) no Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, officers or directors of the Company or any Company Subsidiaries (or any dependent or beneficiary thereof) beyond their retirement or other termination of service, other than (A) coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 or comparable state or local Laws and for which the covered individual pays the full cost of coverage or (B) benefits provided not in excess of eighteen (18) months following retirement or other termination of service under severance arrangements entered into with the individuals set forth in Section 4.11(b) of the Company Disclosure Letter;

(iv) no liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates;

(v) no Company Benefit Plan is, and none of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has ever contributed to, or been obligated to contribute to, or otherwise had any obligation or liability in connection with a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 or 4064 of ERISA;

(vi) (A) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid within the time periods, if any, prescribed by ERISA and the Code, or accrued in accordance with GAAP or applicable international accounting standards, and (B) prior to the Closing Date, the Company and the Company Subsidiaries shall have made all contributions required to be made as of the Closing Date to or with respect to each Company Benefit Plan;

(vii) there are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits by, on behalf of or against any of the Company Benefit Plans or the assets of any Company Benefit Plans (other than routine claims for benefits);

(viii) the Company and the Company Subsidiaries have not engaged in a non-exempt “prohibited transaction” within the meaning of section 406 of ERISA or section 4975 of the Code, and to the knowledge of the Company, no “prohibited transaction,” within the meaning of section 406 of ERISA or section 4975 of the Code, has occurred with respect to any Company Benefit Plan that would result in a material liability to the Company and the Company Subsidiaries under section 406 of ERISA or section 4975 of the Code; and

(ix) to the knowledge of the Company, no fiduciary, within the meaning of Section 3(21) of ERISA, has breached his or her fiduciary duty with respect to a Company Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Company Benefit Plan.

(c)               (i) Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification. Each such favorable determination or opinion letter has been provided or made available to Parent.

(d)               All assets of the Company Benefit Plans consist of cash or actively traded securities. No Company Benefit Plan is a health or other welfare arrangement that is self-insured.

(e)               Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any payment (including any forgiveness of Indebtedness) becoming due from the Company or any Company Subsidiary to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in the payment of any amount that would, individually or in combination with any other such payment (other than a payment pursuant to an arrangement put in place by Parent), as of the date hereof, reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code or (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any Company Subsidiary to amend or terminate any Company Benefit Plan.

(f)                The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(g)               All shares of Company Restricted Stock, Company Options and Company RSU Awards have been granted in accordance with the terms of the applicable Stock Plan. Each Company Option has an exercise price that is no less than the fair market value of the underlying Company Shares on the date of grant, as determined in accordance with Section 409A of the Code, and is exempt from Section 409A of the Code. The Company has made available to Parent accurate and complete copies of the forms of standard award agreement under the Stock Plans and any award agreements that materially deviate from such forms. The treatment of the Company Restricted Stock, Company Options and Company RSU Awards under this Agreement does not violate the terms of the Stock Plans or any Contract governing the terms of such awards and will not cause adverse tax consequences under Section 409A of the Code.

(h)               The Company ESPP qualifies as an “employee stock purchase plan” under Section 423 of the Code, and all options to purchase Company Shares under the Company ESPP (now outstanding or previously exercised or forfeited) have satisfied applicable Law in all material respects, including the requirements of Section 423 of the Code.

Section 4.12.      Labor Matters.

(a)               Neither the Company nor any Company Subsidiary has been or is a party to, bound by or had or has any obligations under any collective bargaining, works council, or similar agreement or other Contract with a labor union or labor organization. Neither the Company nor any Company Subsidiary has since January 1, 2019, experienced, nor to the knowledge of the Company is there now threatened, a labor dispute, strike or work stoppage or any attempt to organize or represent the labor force of the Company or the Company Subsidiaries, and, to the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(b)               The Company has made available to Parent an accurate and complete schedule that sets forth all of the employees of the Company and Company Subsidiaries as of the date hereof (each a “Company Employee”), including for each: (i) name, (ii) job title, (iii) Fair Labor Standards Act designation, (iv) work location (identified by street address), (v) current base salary or wage rate, (vi) current bonus or incentive opportunity, (vii) any other wage arrangements and (viii) visa and greencard application status. The Company has made available to Parent an accurate and complete schedule that sets forth the names of each natural person who serves as an independent contractor, consultant, or other nonemployee service provider of the Company or any Company Subsidiary who is reasonably expected to receive payments in excess of $50,000 per annum (each a “Company Contractor”) as of the date hereof, together with the following information (x) description of each such person’s services, (y) consulting or contracting term and (z) consulting or contracting fee. Each of the Company and the Company’s Subsidiaries’ relationships with Company Contractors can be terminated on not more than thirty (30) days’ notice for any reason without any amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination.

(c)               To the knowledge of the Company, no Company Employee or Company Contractor is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way materially adversely affects or restricts the performance of such individual’s duties. To the knowledge of the Company as of the date hereof, no Company Employee at the level of Director or above or who is involved in research and development activities intends to terminate their employment with the Company or any Company Subsidiary. All Company Employees are employed in the United States, and all of the terms and conditions of their employment are governed exclusively by Laws of the United States or any state, country, or municipality in the United States.

(d)               To the knowledge of the Company, each Company Employee is (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the Company or any of its Company Subsidiaries or for any United States employer. The Company or a Company Subsidiary has completed a Form I-9 (Employment Eligibility Verification) for each Company Employee, and each such Form I-9 has since been updated as required by applicable Laws and is correct and complete in all material respects.

(e)               The Company and the Company Subsidiaries have paid in all material respects all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the Company Employees due to be paid on or before the date hereof. The Company and the Company Subsidiaries have complied in all material respects with all Laws governing the employment of personnel by United States companies, the withholding of Taxes and the employment of non-United States nationals in the United States, including those relating to wages, hours, benefits, worker classification, labor, immigration, affirmative action, collective bargaining, discrimination, civil rights, paid sick leave, protected leave (including family, medical and parental leave), disability rights and accommodations, safety and health, workers’ compensation, the collection and payment of withholding or Social Security Taxes and similar Taxes.

(f)                Neither the Company nor any Company Subsidiary has taken any action within the past one (1) year that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any similar Law and, during the 90-day period preceding the date hereof, no employee of the Company or Company Subsidiary has suffered an “employment loss,” with respect to the Company as defined in the WARN Act.

(g)               As of the date hereof, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any Company Subsidiaries, on the one hand, and any current or former service provider of the Company or any Company Subsidiary, on the other. No investigation, review, complaint or proceeding by any Governmental Entity or current or former service provider with respect to the Company and the Company Subsidiaries in relation to the employment or engagement of any individual is pending or, to the knowledge of the Company, threatened, nor has the Company or any of Company Subsidiary received any notice from any Governmental Entity indicating an intention to conduct the same, in each case which would reasonably be expected to be material.

(h)               To the knowledge of the Company, no allegations of sexual harassment or misconduct have been made against any current or former director, officer, employee or service provider of the Company or any Company Subsidiary. Neither the Company not any Company Subsidiary has entered into any settlement agreements related to allegations of sexual harassment, misconduct or discrimination by any current or former director, officer, employee or service provider of the Company or any Company Subsidiary.

Section 4.13.      Certain Business Practices. None of the Company, any Company Subsidiary or any employee, officer or director of the Company or any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the knowledge of the Company, any other third party acting on behalf of or at the direction of the Company or any Company Subsidiary, have, directly or indirectly, (i) taken any action in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any other applicable anti-bribery related provisions in criminal and anti-competition laws (collectively, “Bribery Legislation”), (ii) made, offered, authorized, promised or facilitated any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment or other thing of value to any Representative of any Governmental Entity or any political party, party official or candidate for political office, (iii) requested, agreed to receive, or accepted a payment, gift or hospitality from a Person if it is known or suspected that it is offered with the expectation that it will obtain an improper business advantage for them, (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) been subject to any actual or pending civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary relating to applicable Bribery Legislation, including the FCPA.

Section 4.14.      Customs and Trade Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each of the Company and Company Subsidiaries is, and within the past five (5) years, have been, in compliance with all applicable Customs and International Trade Laws, including (i) obtaining all licenses or other authorizations required for the export, reexport, transfer (in country), import, or provision of commodities, software, technology, or services; and (ii) satisfying all applicable registration, filing, and reporting obligations under Customs and International Trade Laws. There are no material unresolved questions or claims concerning any liability of the Company and the Company Subsidiaries with respect to any false statement or omission made by the Company or any Company Subsidiary related to applicable Customs and International Trade Laws. None of the Company, the Company Subsidiaries, or their respective directors, officers, employees or, to the knowledge of the Company, agents is a Sanctioned Person or is subject to debarment or any list-based designations under the Customs and International Trade Laws, and neither the Company nor any of the Company Subsidiaries has within the past five (5) years engaged in, nor is now engaging in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was a Sanctioned Person in violation of applicable Law.

Section 4.15.      Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)               (i) all Tax Returns that are required to be filed by or with respect to the Company or any of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file), (ii) all Tax Returns filed by the Company or any of the Company Subsidiaries are true, complete and accurate, and (iii) the Company and the Company Subsidiaries have paid all Taxes due and owing by any of them regardless of whether shown on Tax Returns, including any Taxes required to be withheld from amounts owing to any employee, creditor, or other third party, in each case, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

(b)               the Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2015;

(c)               there is not pending or threatened in writing any audit, examination, investigation, claims, suits or other proceeding with respect to any Taxes of the Company or any of the Company Subsidiaries;

(d)               neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e)               neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify under Section 355 of the Code in the five (5) years prior to the date of this Agreement;

(f)                none of the Company or any of the Company Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement or arrangement (other than (i) any such agreement or arrangement solely among members of a group the common parent of which is the Company or any Company Subsidiary, or (ii) any Tax sharing or indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person;

(g)               neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of the Company Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), or as transferee or successor;

(h)               there are no Liens for Taxes upon any assets of the Company or any of the Company Subsidiaries, except for Permitted Liens;

(i)                 neither the Company nor any of the Company Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b);

(j)                 no claim has ever been made in writing by any taxing authority in a jurisdiction where either the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or the Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction;

(k)               neither the Company nor any of the Company Subsidiaries has a branch, permanent establishment (within the meaning of an applicable Tax treaty), or otherwise has an office or fixed place of business in a country other than the country in which it is organized;

(l)                 neither the Company nor any of the Company Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding;

(m)             neither the Company nor any of the Company Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise;

(n)               the Company and the Company Subsidiaries have not deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”) or Section 965(h) of the Code;

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in Section 4.11 and this Section 4.15 are the sole and exclusive representations and warranties of the Company and the Company Subsidiaries with respect to Taxes and Tax matters.

Section 4.16.      Investigation; Litigation. (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened in writing) by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, arbitrations, mediations, suits or proceedings pending (or, to the knowledge of the Company, threatened in writing) against the Company or any Company Subsidiary or any of their respective properties, rights or assets or any present or former officer, director or employee of the Company or any Company Subsidiary in such individual’s capacity as such before, and there are no orders, judgments or decrees of, any Governmental Entity or arbitral tribunal, which, in the case of clause (a) or (b), would reasonably be expected to be, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.17.      Intellectual Property; Information Technology and Privacy.

(a)               Section 4.17(a) of the Company Disclosure Letter sets forth all (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, and (iii) copyright registrations and applications for registration thereof, in each case that are owned (solely or jointly with others) by the Company or any Company Subsidiary as of the date of this Agreement (collectively, “Company Registered IP”) and identifies for each such item of Company Registered IP, (A) all jurisdictions in which such item of Intellectual Property is registered, issued or granted or has been applied for; (B) all registration, issuance, grant, serial and application numbers, as applicable; (C) all filing, registration, issuance and grant dates, as applicable; and (D) the owners thereof and, if co- or jointly-owned, all co- or joint owners. All Company Registered IP (other than pending applications) is subsisting and enforceable and, to the knowledge of the Company, valid and in full force and effect and all Company Registered IP that is the subject of a pending application is subsisting. To the knowledge of the Company, no patents or patent applications that are Company Registered IP and that are material to the business of the Company or a Company Subsidiary has been abandoned, cancelled, forfeited, relinquished, allowed to lapse, or finally rejected without recourse by any action or failure to take action by the Company or such Company Subsidiary.

(b)               (i) The Company or one of the Company Subsidiaries (A) is the sole and exclusive owner of all Owned Company Intellectual Property, except as indicated in Section 4.17(b) of the Company Disclosure Letter, and (B) has a valid, subsisting and enforceable license, pursuant to a written Contract, to use or practice all Non-Owned Company Intellectual Property that is material to and used or practiced in the business of the Company or a Company Subsidiary (“Material Licensed Company IP”), in the case of each of clauses (A) and (B), free and clear of any Lien, except for Permitted Liens; (ii) no Owned Company Intellectual Property and, to the knowledge of the Company, no Material Licensed Company IP, is the subject of any outstanding injunction, judgment, order, decree or ruling; and (iii) no lawsuit, claim, complaint, action, formal investigation or other proceeding before or by any Governmental Entity of which the Company has received notice is pending or, to the knowledge of the Company, threatened that challenges the ownership, use, right to use, registration, right to register, scope, priority, duration, legality, validity or enforceability of any Owned Company Intellectual Property or any Material Licensed Company IP; except to the extent that the failure of any of the foregoing clauses (i), (ii) or (iii) to be true and correct would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c)               Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries owns or has the valid and enforceable right or license pursuant to a valid and enforceable written Contract to use or practice under, all Company Intellectual Property used in the business of the Company or such Company Subsidiary, as applicable, as such business is currently conducted; provided, that no representation and warranty is made in this Section 4.17(c) as to the non-infringement of any Intellectual Property of any other Person.

(d)               Neither the Company nor any of the Company Subsidiaries has received any written complaint, claim, demand, or notice during the past three (3) years alleging any infringement, or misappropriation of third-party Intellectual Property, and, to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the past three (3) years. To the knowledge of the Company, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, there has been no unauthorized use, infringement, misappropriation or other violation by any third party of any Company Intellectual Property.

(e)               The Company and the Company Subsidiaries have taken commercially reasonable measures to protect, preserve and maintain the secrecy and confidentiality of all material trade secrets and other material confidential data and information that is Company Intellectual Property. All employees and independent contractors (i) involved in the creation or development of any material Owned Company Intellectual Property for the Company or any Company Subsidiary have assigned pursuant to a binding written assignment agreement to the Company or such Company Subsidiary all of their rights therein that did not initially vest with the Company or such Company Subsidiary by operation of law or (ii) with access to any material trade secrets of the Company or any of the Company Subsidiaries have executed a binding confidentiality agreement with the Company. The Company’s standard form confidentiality and assignment agreements have been made available to Parent. To the knowledge of the Company, since January 1, 2019, there has been no unauthorized disclosure of any material non-public Company Intellectual Property to any employee, consultant, independent contractor or other Person who has not executed a binding confidentiality agreement, as described in this Section 4.17(e).

(f)                No Owned Company Intellectual Property has been developed or otherwise obtained, in whole or in part, through the use of funding or other resources of any Governmental Entity or institution of higher learning.

(g)               Section 4.17(g) of the Company Disclosure Letter sets forth an accurate and complete list of (i) all currently effective material licenses, sublicenses, rights, interests and options granted by the Company or a Company Subsidiary to any third party with respect to any Company Intellectual Property (including coexistence agreements, prior rights agreement, rights of first refusal, rights of last refusal, covenants not to sue, immunities from suit and rights to indemnification), other than non-disclosure agreements or non-exclusive licenses granted by the Company or a Company Subsidiary to vendors and other similar contractors in the ordinary course of business consistent with past practice, and (ii) all currently effective licenses, sublicenses, rights, interests and options granted by a third party to the Company or a Company Subsidiary with respect to any Material Licensed Company IP, other than licenses to generally commercially available software licensed pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreements. Other than pursuant to a Contract set forth in Section 4.17(g) of the Company Disclosure Letter, there are no royalties, license fees, honoraria or other payment obligations of the Company or any Company Subsidiary in excess of $100,000 annually, excluding maintenance fees payable to Governmental Entities, with respect to any of the Non-Owned Company Intellectual Property.

(h)               None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by the Company or any Company Subsidiary of its obligations hereunder, materially alter or impair any of the Company’s or any Company Subsidiary’s rights in, to and under any material Company Intellectual Property or the validity, enforceability, legality, use, right to use, ownership, registration, right to register, priority, scope or duration of any such Company Intellectual Property.

(i)                 All material IT Assets used by Company or the Company Subsidiary are (i) owned by the Company or a Company Subsidiary, (ii) currently in the public domain or otherwise available to the Company or the relevant Company Subsidiary without the approval or consent of any Person or (iii) licensed or otherwise used by the Company or the relevant Company Subsidiary pursuant to terms of valid, binding written agreements. The IT Assets operate and perform in a manner that permits the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted in all material respects.

(j)                 The Company and the Company Subsidiaries are, and have been since January 1, 2019, in material compliance with all Privacy and Information Security Requirements.

(k)               Since January 1, 2019, there have not been any actual, suspected, or alleged Security Incidents with respect to the Company or any Company Subsidiary or actual or alleged claims asserted in writing against the Company or any Company Subsidiary related to Security Incidents, in each case which is reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole. To the knowledge of the Company, there are no data security, information security, or other technological vulnerabilities with respect to the Company’s or any Company Subsidiary’s IT Assets that would adversely impact their operations or cause a material Security Incident.

Section 4.18.      Tangible Personal Property. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets reflected as owned, leased or used by the Company or the Company Subsidiaries in the most recent balance sheet of the Company contained in the Company SEC Reports filed prior to the date hereof (except for any such properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice, since the date of such balance sheet), free and clear of all Liens, other than Permitted Liens. All items of machinery, equipment, furniture, fixtures and other tangible personal property and assets are adequate for the uses to which they are being put, are, in all respects, in good operating condition and repair (ordinary wear and tear and ongoing maintenance excepted), except as would not be material to the Company and the Company Subsidiaries, taken as a whole. No representation or warranty is made under this Section 4.18 with respect to any intellectual property or intellectual property rights.

Section 4.19.      Real Property.

(a)               Section 4.19(a) of the Company Disclosure Letter sets forth the owner, address and tax identification number of all real property owned by the Company or any Company Subsidiary (such real property, together with all buildings, structures, improvements, and fixtures located thereon and all easements and other rights and interests appurtenant thereto, the “Company Owned Real Property”). Either the Company or a Company Subsidiary has good and marketable fee simple title, subject to no Liens other than Permitted Liens, to the Company Owned Real Property.

(b)               Section 4.19(b) of the Company Disclosure Letter sets forth an accurate and complete list of all leases, subleases, licenses, concessions, and other Contracts (each, together with all material modifications, amendments, supplements, waivers and side letters thereto a “Lease”), by which the Company or any of its Subsidiaries leases, licenses or otherwise uses or occupies or has the right to use or occupy any real property (the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Real Property”) in each case identifying the tenant and the landlord under each such Lease and the address of the real property associated with such Lease. Each Lease is a legal, valid and binding and is in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists with respect to any Company Leased Real Property. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the Lease applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(c)               No Person is in possession or occupancy of, nor leases, subleases, licenses, or otherwise has the right to use or occupy any of the Real Property other than the Company or a Company Subsidiary. Neither the Company nor the applicable Company Subsidiary is obligated under, nor is a party to, and the Real Property is not subject to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign, ground lease or dispose of any of the Real Property or any portion thereof or interest therein, except in the case of Real Property subject to a Lease as would not materially interfere with the continued use by the Company or applicable Company Subsidiary. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Real Property and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision or similar Law applicable to the Real Property, or under any applicable Lease or any restrictive covenant affecting the Real Property. Neither the whole nor any material part of the Company Owned Real Property or, to the knowledge of the Company, of the Company Leased Real Property is subject to any pending, and the Company has not received notice of any threatened, suit for condemnation or other taking by any public authority or proceeding to impose any special assessment relating to any Real Property or any material portion thereof, which, in either case, would reasonably be expected to curtail or interfere with the use of such property for the present conduct of the Company’s and Company Subsidiaries’ businesses as they are now being conducted. The Company Owned Real Property and the premises leased by the Company at (i) 1555 Bayshore Highway, Suite 200, Burlingame, CA 94010, and (ii) 863 Mitten Road, Burlingame, CA 94010 are supplied with and have all utilities and direct access, or access via an irrevocable appurtenant easement, each as is necessary to operate the such properties for the present conduct of the businesses as such properties are currently operated.

Section 4.20.      Material Contracts.

(a)               Except for this Agreement, Section 4.20 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.20(a) under which the Company or any Company Subsidiary is a party, has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.20(a) being referred to herein as the “Material Contract”):

(i)                 any Contract that (A) expressly limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete or conduct activities in any geographic area or line of business with any Person, (B) contains any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations or (C) grants any right of first refusal, right of first offer, right of negotiation or similar right with respect to any material assets or business of the Company and the Company Subsidiaries;

(ii)              each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations);

(iii)            any Contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) under which the Company or any Company Subsidiary is granted or grants any material license, option or other right (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party;

(iv)             any Contract with any Governmental Entity;

(v)               each Contract not otherwise described in any other subsection of this Section 4.20(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $500,000 in the twelve (12)-month period following the date hereof, which cannot be terminated by the Company or such Company Subsidiary on less than thirty (30) days’ notice without material payment or penalty;

(vi)             each Contract evidencing outstanding Indebtedness of the Company or the Company Subsidiaries (whether or not secured or guaranteed) or the granting of Liens (other than Permitted Liens) over the property or assets of the Company or any Company Subsidiary (other than Contracts solely among the Company and any wholly owned Company Subsidiary);

(vii)          each Contract between the Company or any Company Subsidiary, on the one hand, and any former or current officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate or family member, but not including any Company Benefit Plans;

(viii)        any Contract with a third party under which the Company or any Company Subsidiary obtains the services of temporary or leased employees;

(ix)             each Contract (A) providing for the employment of, the performance of services by, or compensation to, any Company Employee or Company Contractor reasonably expected to receive payments in excess of $150,000 per annum, (B) the terms of which obligate or may in the future obligate the Company or any Company Subsidiary to make any severance, termination or similar payment to any current or former Company Employee or (C) pursuant to which the Company or any Company Subsidiary may be obligated to make any change-in-control, retention or similar payment to any current or former service provider;

(x)               any collective bargaining agreement or other Contract with any labor union, works council or similar employee representative entity;

(xi)             any Contract for any joint venture, partnership, limited liability corporation, strategic alliance, collaboration, or material research or development project with a third party;

(xii)          any Contract that is material to the Company or any Company Subsidiary’s business that provides for the testing, clinical trial, commercialization, manufacture, marketing, importation, exportation, sale, distribution, supply or license of the Company’s or any Company Subsidiary’s products or product candidates (for the avoidance of doubt, the forgoing does not include any Contracts providing for clinical trial sites or for services in connection with clinical trials entered in the ordinary course of business consistent with past practice and under which the Company or any Company Subsidiary is obligated to make payments not in excess of $50,000);

(xiii)        any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary and other than investments in marketable securities in the ordinary course of business consistent with past practice);

(xiv)         any stockholders’, investor rights, registration rights, tax receivables or similar or related Contract or any Contract relating to the exercise of any voting rights with respect to any capital stock or other equity securities of the Company or any Company Subsidiary; and

(xv)           any Contract not otherwise described in any other subsection of this Section 4.20(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b)               The Company has either delivered or made available to Parent an accurate, complete and unredacted copy of each Material Contract, including all amendments thereof. Neither the Company nor any Company Subsidiary is in material breach of or material default under the terms of any Material Contract. To the knowledge of the Company, as of the date hereof, no other party to any Material Contract is in material breach of or material default under the terms of any Material Contract. Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 4.21.      Insurance. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (a) all current insurance policies of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any of the Company Subsidiaries has received notice of cancellation, termination, nonrenewal or material reduction in coverage with respect to any third party insurance policies where such cancellation, termination, nonrenewal or material reduction in coverage would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. There are no pending material claims under any insurance policy of the Company or any Company Subsidiary as to which any insurer has, in a written notice to the Company or any of the Company Subsidiaries, questioned, denied, disputed or threatened to rescind or avoid coverage or reserved its rights to do any of the foregoing.

Section 4.22.      Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in the Proxy Statement, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the holders of Company Shares, and on the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement) (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.22, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company.

Section 4.23.      Opinion of Financial Advisor. The Company Board of Directors has received from Barclays Capital Inc. an opinion to the effect that, as of the date of such opinion and based upon and subject to the qualifications, assumptions and limitations set forth therein, from a financial point of view, the Merger Consideration to be offered to the holders of Company Common Stock (other than Parent and its affiliates) is fair to such holders and, as of the date hereof, such opinion has not been withdrawn, revoked or modified. The Company shall provide a copy of such written opinion to Parent solely for informational purposes promptly after the date hereof.

Section 4.24.      State Takeover Statutes. Assuming the accuracy of Parent’s representations and warranties in the first sentence of Section 5.8:

(a)               (i) the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL and any similar provisions in the Company Governing Documents, (ii) no other Takeover Statute is applicable to the Transactions and (iii) no anti-takeover provision in the Company Governing Documents is applicable to the Transactions; and

(b)               (i) the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions the Rights Agreement, dated May 19, 2017, between the Company and American Stock Transfer & Trust Company, LLC (such agreement, as amended from time to time, the “Shareholder Rights Plan”) and (ii) no anti-takeover provision in the Shareholder Rights Plan is applicable to the Transactions.

Section 4.25.      Finders and Brokers. Other than Barclays Capital Inc., neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any advisory, broker’s or finder’s fee or similar fee or commission in connection with this Agreement or upon consummation of the Merger.

Section 4.26.      No Other Representations. The Company acknowledges and agrees that, except as expressly set forth in the representations and warranties contained in Article V, (i) none of Parent, Merger Sub or any of their respective Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of any of the foregoing, has made or is making any representation or warranty, express or implied, including as to omission or completeness, with respect to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective businesses or operations, and (ii) it has not relied upon or otherwise been induced by, and is not entitled to rely upon, any representation or warranty, express or implied, including as to omission or completeness, with respect to the Parent or Merger Sub or any of their respective Subsidiaries or any of their respective businesses or operations, including with respect to any information provided or made available to the Company or any of its Representatives in connection with this Agreement or any of the Transactions.

Article V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as set forth below.

Section 5.1.          Qualification, Organization, Subsidiaries, etc.

(a)               Each of Parent and Merger Sub (i) is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)               All the issued and outstanding shares of capital stock of Merger Sub have been validly issued and are fully paid and nonassessable and free of pre-emptive rights and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

Section 5.2.          Corporate Authority.

(a)               Parent and Merger Sub have all requisite corporate or similar power and authority to execute, deliver and perform is obligations under this Agreement and, to consummate the Transactions, including the Merger. The execution, delivery and performance of its obligations under this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings on the part of Parent are necessary to authorize the consummation of the Transactions and the performance of Parent’s or Merger Sub’s respective obligations under this Agreement.

(b)               This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 5.3.          Governmental Consents; No Violation.

(a)               Other than in connection with or in compliance with (i) the filing of the Certificate of Merger as required by the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act and any other applicable Antitrust Laws, and (v) any applicable requirements of NASDAQ, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.3(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any material Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Parent or Merger Sub or result in the creation of any Lien upon any of the properties, rights or assets of Parent or Merger Sub, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the charter and bylaws of Parent and of the Merger Sub in effect as of the date hereof (the “Parent Governing Documents”) or (iii) conflict with or violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4.          Absence of Litigation. There is no lawsuit, claim, complaint, action, formal investigation or proceeding before or by any Governmental Entity or arbitral tribunal pending, or to the knowledge of Parent, threatened against either Parent or Merger Sub which has had, or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5.          Information Supplied. The information relating to Parent, the Parent Subsidiaries, and Merger Sub to be contained in the Proxy Statement, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the holders of Company Shares, and on the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement) (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 5.5, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Proxy Statement which were not supplied by or on behalf of Parent.

Section 5.6.          Availability of Financing. Parent and Merger Sub have available to them as of the date hereof, and will have available to them at the Closing, all funds necessary to satisfy all of their obligations hereunder, including to pay the aggregate Merger Consideration and all other amounts payable under this Agreement, including the fees and expenses of Parent and Merger Sub. In no event shall the receipt or availability of any funds or financing by Parent or Merger Sub or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.7.          Finders and Brokers. Other than Goldman Sachs & Co. LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any advisory, broker’s or finder’s fee or similar fee or commission in connection with this Agreement or upon consummation of the Merger.

Section 5.8.          Stock Ownership. Parent is not, and during three (3) years prior to the date has not at any time been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns, and at all times for the past three years neither Parent nor any Parent Subsidiary has owned, beneficially or otherwise, any Company Shares or any rights to acquire any Company Shares.

Section 5.9.          No Merger Sub Activity. Parent formed Merger Sub solely for the purpose of engaging in the Transactions and activities incidental thereto. Since the date of Merger Sub’s formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and those incident to Merger Sub’s formation.

Section 5.10.      No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, Parent Governing Documents or the applicable rules of any exchange on which securities of Parent are traded, if any, in order for Parent to consummate the Transactions.

Section 5.11.      Independent Investigation; No Other Representations.

(a)               Each of Parent and Merger Sub has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Parent and Merger Sub acknowledge and agree that, except as expressly set forth in the representations and warranties contained in Article IV, neither the Company nor any of the Company Subsidiaries, nor any of their Representatives, nor any other person on any of their behalves, has made or is making any representation or warranty, express or implied, including as to omission or completeness, to Parent or Merger Sub or any other person, and that the Company and the Company Subsidiaries and its and their Representatives will have no liability to Parent, Merger Sub or any other person, with respect to any information, statements or materials provided or made available to any of them, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other statements or material provided or made available in data rooms, confidential information memoranda, management presentations or otherwise in anticipation or contemplation of this Agreement or any of the Transactions.

(b)               Each of Parent and Merger Sub acknowledges and agrees that, except as expressly set forth in the representations and warranties contained in Article IV, (i) none of the Company or any Company Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other person acting on behalf of the Company, has made or is making any representation or warranty, express or implied, including as to omission or completeness, with respect to the Company or any Company Subsidiaries or any of its or their respective businesses or operations or otherwise in connection with this Agreement or any of the Transactions, and (ii) it has not relied upon or otherwise been induced by, and is not entitled to rely upon, any representation or warranty, express or implied, including as to omission or completeness, with respect to the Company or any Company Subsidiaries or any of its or their respective businesses or operations or otherwise in connection with this Agreement or any of the Transactions, including with respect to any information provided or made available to Parent or Merger Sub or any of their Representatives in connection with this Agreement or any of the Transactions.

Article VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGER

Section 6.1.          Conduct of Business by the Company Pending the Closing.

(a)               Between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except (i) as set forth in Section 6.1(a) of the Company Disclosure Letter, (ii) as required by the express terms of this Agreement, (iii) as required by Law, (iv) as required to comply with COVID-19 Measures, or (v) as consented to in writing (including via email) by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to, conduct its business in all respects within 120 calendar days from the date of this Agreement, and in all material respects thereafter, in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (w) preserve intact its and their present business organizations, assets and permits, (x) preserve its and their present material business relationships with customers, suppliers and other Persons, (y) keep available the services of its and their respective directors, officers, key employees and contractors and (z) upon the request of Parent, cooperate with Parent to facilitate the prompt delivery at or after the Effective Time to Parent or one of its Affiliates of a commitment for the issuance of an owner’s title insurance policy from a title company of Parent’s choosing on, a land title survey of, or a zoning report for, each Real Property (“Real Property Reports”). At Parent’s written request, the Company or the applicable the Company Subsidiary shall use commercially reasonable efforts to remove defects in title as disclosed by any Real Property Reports that are not Permitted Liens.

(b)               Without limiting the generality of the foregoing, except as set forth in Section 6.1(b) of the Company Disclosure Letter or as otherwise required by the express terms of this Agreement or required by Law, or as required to comply with COVID-19 Measures, from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of the Company Subsidiaries to:

(i)                authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other) or enter into any agreement with respect to the voting of its capital stock, except dividends or distributions by any Company Subsidiary to the Company or to any wholly owned Company Subsidiary;

(ii)              split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Company Subsidiary after consummation of such transaction;

(iii)            (A) except as required by any Company Benefit Plan under the terms in effect as of the date hereof, increase the compensation or benefits payable or to become payable to any Company Employees or Company Contractors, (B) enter into any agreement with any Company Employee that provides for severance, retention or change in control benefits, (C) establish, adopt, enter into or amend any Company Benefit Plan applicable to more than one employee, except for (i) the adoption of a severance policy substantially as set forth on Section 6.1(b)(iii)(C)(i) of the Company Disclosure Letter, or (ii) any amendments in the ordinary course of business that do not contravene the other covenants set forth in Section 6.1(b), (D) enter into or amend any collective bargaining agreement, (E) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any Tax incurred by such service provider, including under Section 409A or Section 4999 of the Code, (F) within 120 calendar days from the date of this Agreement, and thereafter other than in the ordinary course of business consistent with past practice, hire or engage the services of any individual as a Company Employee or Company Contractor, other than with respect to (1) any such Person who is below the level of Director and who is hired or engaged as an employee or contractor to fill a position vacated (including by termination) following the date of this Agreement and (2) consultants and contractors whose compensation in each case is not expected to exceed $50,000 per annum, or (G) within 120 calendar days from the date of this Agreement, and thereafter other than in the ordinary course of business consistent with past practice, terminate (other than for cause) the services of any individual as a Company Employee or Company Contractor (and the Company thereafter may engage or hire Company Employees or Company Contractors to fill such vacancies (at a cost to the Company not materially greater than the cost of the terminated Company Contractor of Company Employee));

(iv)             make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable rules and regulations of the SEC;

(v)               enter into agreements providing for, or consummate, any acquisitions, directly or indirectly, of a material equity interest in or a substantial portion of the assets of any Person or any business, or any mergers, consolidations or business combinations, except for transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(vi)             amend, waive, rescind or otherwise modify the Company Governing Documents or the organizational documents of the Company Subsidiaries or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial restructuring, reorganization, dissolution or liquidation the Company or any Company Subsidiary or create any Subsidiary;

(vii)          issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) issuances of Company Shares in respect of any exercise, vesting or settlement of any Company Options or Company RSU Awards, in each case outstanding on the date hereof, or the purchase of Company Shares under the Company ESPP in respect of the Final Offering Period, (B) sales of Company Shares pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Equity Awards in order to satisfy Tax withholding obligations, (C) pursuant to offer letters or other binding commitments in effect on the date hereof that are set forth on Section 6.1(b)(vii) of the Company Disclosure Letter, (D) in the ordinary course consistent with past practice in connection with the engagement or hiring of Company Employees or Company Contractors as permitted by clause (iii) or (E) after the date 120 calendar days from the date of this Agreement, to employees and directors of the Company in the ordinary course of business consistent with past practice;

(viii)        commence any offering or offering period under the Company ESPP;

(ix)             directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Company Shares tendered by holders of Company Equity Awards outstanding on the date hereof or otherwise permitted to be issued hereunder in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by the Company of Company Equity Awards outstanding on the date hereof, or otherwise permitted to be issued hereunder, in connection with the forfeiture of such awards and (C) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(x)               incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness or issue or sell any debt securities; provided, that nothing contained herein shall prohibit the Company and the Company Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(xi)             make any loans, advances or capital contributions to, or any investments in, any other Person, except in connection with the Company’s products and for advances to employees in the ordinary course of business consistent with past practice and loans among the Company and its wholly owned Company Subsidiaries or among the Company’s wholly owned Company Subsidiaries;

(xii)          sell, lease, license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties or assets (including any shares in the capital of the Company Subsidiaries) or any product or product candidate or rights to a product or product candidate of the Company or any of the Company Subsidiaries), except (A) pursuant to existing agreements in effect prior to the execution of this Agreement that have been made available to Parent prior to the date hereof, (B) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (C) non-exclusive grants of rights to use Company Intellectual Property that are granted incidental to performance under the applicable agreement, which agreement is entered into in the ordinary course of business consistent with past practice, such as (without limitation) a clinical trial agreement or a supply agreement that the Company or any Company Subsidiaries enters into with a supplier, and (D) for transactions among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries;

(xiii)        compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending against the Company or any of the Company Subsidiaries (including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (A) are for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement, $500,000 individually or, in any three-month period, $1,000,000 in the aggregate, (B) do not impose any equitable or injunctive relief or actions that would have a material effect on the operations of the Company and the Company Subsidiaries, (C) do not result in the admission of wrongdoing by, the Company or any Company Subsidiary or (D) do not involve any violation of any criminal Law;

(xiv)         within 120 calendar days from the date of this Agreement, and thereafter other than in the ordinary course of business consistent with past practice or as is commercially reasonable as determined by the Company (following good faith consultation with Parent) (and additionally in any case except in accordance with the Company’s budget described on Section 6.1(b)(xiv) of the Company Disclosure Letter), make or authorize any capital expenditure or expenditures or any obligations or liabilities in respect thereof;

(xv)           (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract or Lease, (B) amend or modify any Contract in existence on the date hereof that, after giving effect to such amendment or modification, would be a Material Contract or Lease or (C) terminate, cancel, assign or agree to any material amendment of, or make any material waiver under, any Material Contract or Lease; provided, that the foregoing shall not include renewals or modifications of existing Contracts (to the extent shall have been made available to Parent) on substantially similar (or more favorable to the Company) terms made in the ordinary course of business consistent with past practice or the entry into Material Contracts in connection with actions of the Company specifically permitted under other clauses of this Section 6.1(b); provided, further, that the foregoing shall not include Contracts entered into in the ordinary course consistent with past practice with newly hired employees of the Company not prohibited by Section 6.1(b)(iii);

(xvi)       make, change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any income or other material Tax Returns except to the extent otherwise required by Law, extend the statute of limitations with respect to any income or other material Tax Returns (other than extensions that are automatically granted under applicable Law), enter into any closing agreement with respect to a material Tax, settle or compromise any material Tax claim, audit or assessment, or surrender any right to claim (1) a material Tax refund or (2) other Tax relief or Tax benefit under a COVID-19 Relief Law;

(xvii)      effect any extraordinary transactions that would reasonably be expected to result in material Tax liability to Parent, the Company, any Company Subsidiary or any of their respective Affiliates in a taxable period (or portion thereof) beginning after the Closing Date in excess of Tax liability associated with the conduct of its business in the ordinary course and consistent with past practice;

(xviii)    (A) forgive any loans to directors, officers, employees or any of their respective Affiliates or (B) enter into any transactions or Contracts with any Affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xix)       (A) abandon, withdraw, cancel, or fail to renew any material Owned Company Intellectual Property, (B) terminate or fail to renew (to the extent renewable at the option of the Company without a material change in terms) any Contract under which material Company Intellectual Property is licensed to the Company or any Company Subsidiary, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or (C) disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material trade secret of the Company or any Company Subsidiary that is included in the Company Intellectual Property in a way that results in loss of trade secret protection thereon;

(xx)        (A) commence any clinical study of which Parent has not been informed prior to the date of this Agreement or (B) unless mandated by any Governmental Entity, discontinue, terminate or suspend any ongoing clinical study without first consulting Parent in good faith;

(xxi)       fail to keep in full force and effect any material insurance policies, other than the expiration of such policies by their terms (in which event the Company or the applicable the Company Subsidiary shall use commercially reasonable efforts to renew, replace or extend such policies) or changes to such policies made in the ordinary course consistent with past practice that do not result in a material reduction in aggregate coverage for the same covered matters under all insurance policies of the Company and the Company Subsidiaries;

(xxii)      write-up, write down or write off the book value off any assets, in aggregate, except in accordance with GAAP consistently applied;

(xxiii)    within six (6) months from the date of this Agreement, conduct or permit any manufacturing of human health products at any of the Real Property other than at 863 Mitten Road, Burlingame, CA 94010; and

(xxiv)     authorize any of, or agree, in writing or otherwise, to take any of the foregoing actions.

(c)               Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations. In addition, for the sake of clarity, Parent does not have the right to direct and control any litigation, including any defenses, which right remains with the Company or the applicable Company Subsidiary, as appropriate.

(d)               Notwithstanding Section 10.5, any request by the Company to Parent to take any of the actions set forth in Section 6.1(b) (iii), (xii), (xv), (xx), or (xxiv) (solely as (xxiv) relates to the other clauses of Section 6.1(b) referred to in this Section 6.1(d)) shall be made by email to the addresses set forth on Schedule I, and Parent’s consent to any such request shall be deemed granted if Parent does not deny such request (with an explanation for such denial) within five (5) business days after receipt of such request in accordance with this Section 6.1(d) (provided that such five (5) business day period shall be extended to the date that is two (2) business days after the date on which the Company responds to all reasonable requests of Parent for information reasonably necessary for Parent to approve or deny such request).

Section 6.2.          Solicitation by the Company.

(a)               From and after the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1:

(i)                 the Company shall not (and shall cause each Company Subsidiary not to), and shall not authorize or knowingly permit its or any Company Subsidiary’s directors, officers, employees and other Representatives to, directly or indirectly: (1) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or could reasonably be expected to lead to an Acquisition Proposal; (2) enter into, continue or otherwise participate in discussions or any negotiations regarding, furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with, or afford access to the business, personnel, properties, assets, books or records of the Company or any Company Subsidiary in connection with, an Acquisition Proposal; (3) grant any waiver, amendment or release of or under, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract) with respect to the Company Shares or all or any material portion of the assets of the Company and the Company Subsidiaries, provided, that if and only if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to grant any waiver, or amend or release, under or of any such standstill or similar agreement would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may waive, amend or release such standstill or similar agreement solely to the extent necessary to permit a Person to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, provided that the Company is not restricted from disclosing such Acquisition Proposal to Parent as contemplated by this Section 6.2; (4) enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to an Acquisition Proposal or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the Transactions; (5) take any action or exempt any Person from the restriction on “business combinations” or any similar provision contained in applicable Takeover Statutes or the Company Governing Documents or grant a waiver under Section 203 of the DGCL, or (6) resolve, propose or agree to do any of the foregoing, and

(ii)              neither the Company Board of Directors nor any committee thereof shall, or shall authorize or permit the Company to, (1) withhold, withdraw, fail to include in (or remove from) the Proxy Statement, amend or qualify, or propose publicly to withhold, withdraw, fail to include in (or remove from) the Proxy Statement, amend or qualify, in a manner adverse to Parent, the Company Board Recommendation, (2) approve, recommend or submit to the holders of Company Shares or declare advisable or make any recommendation other than a rejection of, or propose publicly to approve, recommend or submit to the holders of Company Shares or declare advisable or make any recommendation other than a rejection of, any Acquisition Proposal, (3) fail to (x) reaffirm the Company Board Recommendation and (y) recommend against acceptance of a tender or exchange offer by the holders of Company Shares pursuant to Rule 14d-2 under the Exchange Act for outstanding Company Shares, in each case, within ten (10) business days after receipt of a written request of Parent following an Acquisition Proposal that has been publicly announced (in the case of clause (x)), or the commencement of such tender offer or exchange offer (in the case of clause (y)); provided that the taking of no position or a neutral position by the Company Board of Directors or any committee thereof in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer, or (4) resolve or agree to do any of the foregoing in this clause (ii) (any act described in clause (ii) above, a “Change of Recommendation”).

In addition, the Company shall immediately, and shall cause the Company Subsidiaries and its and their directors, officers, employees and other Representatives engaged by the Company in connection with the Transactions to immediately, (x) cease any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal, (y) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal, and (z) in no event later than two (2) business days following the date of this Agreement, request the return from all such parties, or request that all such parties cause the destruction, of all copies of confidential information previously provided to such parties by or on behalf of the Company, any Company Subsidiary or their respective Representatives (and all analyses and other materials prepared by or on behalf of such Persons that contain, reflect or analyze any such confidential information). The Company shall use its reasonable best efforts to enforce such return or destruction pursuant to the terms of each confidentiality agreement entered into with such Persons. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by the Company Subsidiary or any Representative of the Company or the Company Subsidiary shall be deemed to be a breach of this Section 6.2(a) by the Company. For purposes of this Section 6.2(a), the term “Person” shall not include Parent or any Parent Subsidiary or other affiliate of Parent or any of their Representatives. Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Subsidiaries and the Company’s Representatives may in any event inform a Person that has made or, to the knowledge of the Company, is considering making any inquiry, indication of interest, proposal or offer relating to an Acquisition Proposal of the provisions of this Section 6.2.

(b)               Notwithstanding the limitations set forth in Section 6.2(a) or anything else in this Agreement to the contrary, if the Company receives, after the date hereof and prior to obtaining the Requisite Company Vote, an unsolicited bona fide written Acquisition Proposal in circumstances not arising from a breach of Section 6.2 which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors (i) constitutes a Superior Proposal or (ii) could reasonably be expected to result in a Superior Proposal, and, in each case, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law, then in either event the Company may enter into an Acceptable Confidentiality Agreement and thereafter take the following actions: (x) furnish nonpublic information to the Person making such Acquisition Proposal and its Representatives (including potential financing sources), and (y) engage in discussions or negotiations with such Person and its Representatives (including potential financing sources) with respect to the Acquisition Proposal. The Company shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement as entered into as contemplated by this Section 6.2(b) promptly (and in any event within twenty-four (24) hours) of the execution thereof and the Company shall not terminate, waive, amend, release or modify any material provisions of any Acceptable Confidentiality Agreement.

(c)               The Company shall notify Parent in writing promptly (and in any event within twenty-four (24) hours) after receipt of any Acquisition Proposal or any inquiry, proposal or offer, or any request for nonpublic information relating to the Company or any Company Subsidiary by any Person in connection therewith, that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal. Such notice shall (i) indicate the identity of the Person(s) making the Acquisition Proposal, inquiry, proposal, offer or request, and (ii) include a copy of the applicable written Acquisition Proposal, inquiry, proposal, offer or request (or, if oral, a summary of the material terms and conditions of any such Acquisition Proposal, inquiry, proposal, offer or the nature of the information requested). The Company shall keep Parent reasonably informed on a prompt basis (including upon the request of Parent) of the material developments, status of discussions or negotiations, and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal, including by providing a copy of material documentation (which shall include any proposals or offers) relating thereto that is exchanged between the Person (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty-four (24) hours after the receipt thereof. The Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any nonpublic information concerning the Company provided to any other Person in connection with any Acquisition Proposal or potential Acquisition Proposal that was not previously provided to Parent.

(d)               Notwithstanding the limitations set forth in this Section 6.2 or anything else in this Agreement to the contrary, except for and subject to Section 6.2(e), at any time prior to the obtaining the Requisite Company Vote, the Company Board of Directors may:

(i)                 make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to Section 9.1(h) in order to enter a Specified Agreement, which the Company Board of Directors has determined in good faith, after consultation with the Company’s outside legal and financial advisors, and after considering any amendments offered by Parent during the period contemplated by Section 6.2(e)(i), is a Superior Proposal, if, and only if, such Change of Recommendation and such termination did not result from a violation of Section 6.2 and if the Company Board of Directors has determined in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties under applicable Law; or

(ii)              make a Change of Recommendation, if, and only if, such Change of Recommendation is in connection with any material change, event, fact, development or occurrence, other than relating to any Acquisition Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, that was not known or reasonably foreseeable, or the consequences of which (or the magnitude of which or the magnitude of the consequences of which) were not known or reasonably foreseeable as of the date of this Agreement, by the Company Board of Directors or any committee thereof, other than (A) developments or changes in the animal health industry generally, (B) changes, in and of itself, in the market price or trading volume of the shares of Company Common Stock, (C) developments or changes resulting from any COVID-19 Measures or (D) the fact that, in and of itself, the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (any such material change, event, fact, development or occurrence, an “Intervening Event”) or, if in any case the Company Board of Directors has determined, after consultation with the Company’s outside legal counsel, after considering any amendments offered by Parent during the period contemplated by Section 6.2(e)(ii), that failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties under applicable Law.

(e)               Prior to the Company making any Change of Recommendation or (to the extent applicable) terminating this Agreement as permitted:

(i)                 Under Section 6.2(d)(i), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action, including copies of the proposed definitive agreement, all ancillary agreements, and all written communications providing other terms (and, if oral, a summary of the material terms of such communications) relating to such Acquisition Proposal or, if such documents and written communications are not available to the Company, specifying in writing the material terms and conditions of the Acquisition Proposal. During such four (4) business day period, the Company shall negotiate in good faith Parent (and shall cause its Representatives to negotiate in good faith) (in each case, to the extent Parent desires to negotiate and makes its Representatives available for such purposes) to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal. The provisions under this Section 6.2(e)(i) shall also apply with respect to any amendment to the financial terms or any other material amendment to any Acquisition Proposal (except that any reference to four (4) business days shall instead be three (3) business days) or any successive Acquisition Proposals.

(ii)              Under Section 6.2(d)(ii), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that it intends to effect a Change of Recommendation and specifying, in writing and in reasonable detail, the reasons therefor, and during such four (4) business day period, the Company shall negotiate in good faith Parent (and shall cause its Representatives to negotiate in good faith) (in each case, to the extent Parent desires to negotiate and makes its Representatives available for such purposes) to amend the terms and conditions of this Agreement to obviate the requirement to make a Change of Recommendation. The provisions under this Section 6.2(e)(ii) shall also apply with respect to any material change to the facts and circumstances relating to such Change of Recommendation (except that any reference to four (4) business days shall instead be three (3) business days); provided that, no such three (3) business day period shall be required if such three (3) business day period would commence within five (5) business days prior to the date of the Company Stockholders’ Meeting (taking into account any adjournment or postponement of the Company Stockholders’ Meeting required by Parent pursuant to Section 7.1(g)(1)) unless any such three (3) business day period is the first three (3) business day period under this Section 6.2(e)(ii) with respect to an Intervening Event (in which case such three (3) business day period shall commence).

(f)                Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any disclosure to the Company’s stockholders if (with respect to this clause (ii) only) the Company Board of Directors has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be inconsistent with the Company’s directors’ duties under applicable Law. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself constitute a Change of Recommendation; provided that this Section 6.2(f) shall not permit the Company Board of Directors to make a Change of Recommendation, except to the extent permitted by Section 6.2(d) or Section 6.2(e).

Article VII

ADDITIONAL AGREEMENTS

Section 7.1.          Proxy Statement; Company Stockholders’ Meeting.

(a)               As promptly as reasonably practicable, and no later than twenty (20) business days following the date of this Agreement, the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement. Subject to Section 6.2, the Company shall include the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent further covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto) on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the holders of Company Shares, and on the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), will (i) fail to comply as to form in all material respects with the requirements of the Exchange Act or (ii) contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall reasonably cooperate with the Company in connection with the preparation and filing of the Proxy Statement.

(b)               The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments (written or oral) of the SEC with respect to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto (other than solely to the extent relating to an Acquisition Proposal or a Change of Recommendation), prior to filing such documents with the SEC or disseminating them to the holders of Company Shares and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. The Company will cause the definitive Proxy Statement to be mailed at the earliest reasonably practicable date to the holders of Company Shares entitled to vote at the Company Stockholders’ Meeting (and in any event no later than twenty (20) calendar days before the date of the Company Stockholders’ Meeting), and shall use its reasonable best efforts (subject to Section 6.2) to obtain the necessary approval of the Merger by the stockholders entitled to vote thereon.

(c)               If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading so that the Proxy Statement shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, the party that discovers such information shall promptly notify the other party and correct such information, and the Company shall file an appropriate amendment or supplement describing such information with the SEC.

(d)               Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Change of Recommendation, the Company shall, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Requisite Company Vote (the “Company Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, which meeting date shall be no later than thirty (30) business days after (i) the tenth calendar day after the preliminary Proxy Statement has been filed with the SEC (or if such date is not a business day, the next succeeding business day) if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if by such tenth calendar day the SEC has informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement. Subject to a Change of Recommendation in accordance with Section 6.2(d), the Company shall use its reasonable best efforts to obtain the Requisite Company Vote.

(e)               As promptly as reasonably practicable after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act.

(f)                The Company shall (A) provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (B) give written notice to Parent one (1) day prior to the Company Stockholders’ Meeting, and on the day of, but prior to the Company Stockholders’ Meeting, indicating whether as of such date sufficient proxies representing the Requisite Company Vote has been obtained.

(g)               Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided that (1) if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Requisite Company Vote is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such single adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven (7) calendar days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date; and (2) the Company may postpone or adjourn the Company Stockholders’ Meeting if (x) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, or (y) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting in order to give the holders of Company Shares sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that the Company shall be permitted to postpone or adjourn the Company Stockholders’ Meeting pursuant to this clause (2) on no more than two (2) occasions and no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven (7) calendar days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding any Change of Recommendation, unless this Agreement has been validly terminated pursuant to Section 9.1, (x) the Company shall submit this Agreement to the stockholders of the Company for approval at the Company Stockholders’ Meeting and (y) the only matters to be voted upon at the Company Stockholders’ Meeting shall be the Requisite Company Vote and routine proposals required in connection with such vote (and not any other matters, including any Acquisition Proposal).

(h)               Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries as of the record date of the Company Stockholders’ Meeting in favor of the adoption of this Agreement.

Section 7.2.          Access; Confidentiality; Notice of Certain Events.

(a)               From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of its properties, offices, officers, employees, books and records and, during such period, shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent and its Representatives all information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request, including any such information reasonably requested by Parent that is required to be included or reflected in, or is reasonably necessary for the preparation and timely filing of, any forms, documents and reports required to be filed or furnished by Parent or any of its Affiliates with the SEC; provided that any such access shall be conducted in a manner as not to unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries. Notwithstanding the foregoing, the Company shall not be required by this Section 7.2 to provide Parent or its Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practices (provided, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law or duty (provided, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty, including through clean team arrangements) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

(b)               Parent will hold, and will cause its affiliates and its and their respective Representatives to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence subject to the disclosure and other use and other limitations under and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)               The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction or (iii) any other change, event, condition, effect or occurrence that would be reasonably expected to cause the failure of the conditions set forth in Article VIII. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX.

Section 7.3.          Reasonable Best Efforts.

(a)               Subject to the terms and conditions of this Agreement, each Party shall cooperate with each other and use (and cause their respective Subsidiaries and other controlled affiliates to use) its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, registrations, approvals, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. Parent shall pay all filing fees and other governmental charges for such filings required by the Company and Parent under any Antitrust Law. In furtherance and not in limitation of the foregoing, each Party shall (x) file a Notification and Report Form pursuant to the HSR Act, with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days of the date hereof, (y) make appropriate filings under any other Antitrust Laws as promptly as practicable after the date hereof and (z) supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to any applicable Antitrust Law. Neither Party will directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Entity related to this Agreement or the Transactions contemplated by this Agreement except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(b)               Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.3(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under any Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party, subject to the Confidentiality Agreement, to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions (other than Item “4(c)” and “4(d)” documents as those terms are used under the HSR Act); (ii) to the extent permitted by applicable Law, promptly inform the other Party (or its outside counsel) of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party (or its outside counsel) of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (iii) permit the other Party (or its outside counsel) to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent not prohibited by the DOJ, the FTC or any other applicable Governmental Entity or other Person, give the other Party (or its outside counsel) the opportunity to attend and participate in any in-person, videoconference, or telephonic meetings with the DOJ, the FTC or any other Governmental Entity or other Person; provided, that materials required to be provided pursuant to clauses (i) and (ii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns. Notwithstanding anything to the contrary in Section 7.3(a) and this Section 7.3(b), Parent shall, in its sole discretion, after, to the extent practicable, consultation with the Company and considering in good faith the view of the Company, (x) control all strategy to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under any Antitrust Law and (y) lead any communications that any party hereto engages with, or any meeting, substantive telephone call or conference that any party hereto has with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, with respect to the Transactions. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.3(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(c)               In furtherance and not in limitation of the covenants contained in Section 7.3(a) and Section 7.3(b), the Parties shall use their reasonable best efforts to (i) ensure that no Governmental Entity with the authority to clear, authorize, or otherwise approve the consummation of the Transactions, fails to do so by the Outside Date, (ii) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Outside Date; and (iii) avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the fifth (5th) business day prior to the Outside Date). Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Parent or Merger Sub be required to, and the Company shall not agree to, without Parent’s prior written consent, (A) execute settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity or with any other Person, (B) agree to sell, divest, license, or otherwise convey or hold separate any asset, business, property right, or product line of Parent, the Company or any of their respective Subsidiaries, (C) permit the Company to sell, divest, license, or otherwise convey or hold separate any asset, business, property right, or product line of the Company or its Subsidiaries, (D) agree to take any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the businesses, assets, property rights, or product lines of Parent, the Company or any of their respective Subsidiaries, including (x) terminate existing relationships, contractual rights or obligations of Parent, the Company or any of their respective Subsidiaries, (y) terminate any joint venture or other arrangement of Parent, the Company or any of their respective Subsidiaries, and (z) create any relationship, contractual right or obligation of Parent, the Company or any of their respective Subsidiaries, and (E) effectuating any other change or restructuring of the Company or its Subsidiaries (and, in the case of actions by or with respect to the Company or any of its Subsidiaries, by consenting promptly to such action by the Company or its Subsidiaries; provided, however, that Parent shall take any such action described in the foregoing sub-clauses (A) through (C), if and only if such action (1) is necessary to ensure that no Governmental Entity with the authority to clear, authorize, or otherwise approve the consummation of the Transactions, fails to do so by the Outside Date, (2) is not with respect to any product, product candidate or research program of the Company or any of the Company Subsidiaries and (3) would be immaterial to the combined business of Parent and the Surviving Corporation following the Closing.

Section 7.4.          Publicity. Following the issuance of the initial joint press release with respect to the Transactions, so long as this Agreement is in effect, neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of their respective Subsidiaries or authorize any of their Representatives to, issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other Party (not to be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance; provided, that (a) the Company shall not be required by this Section 7.4 to provide any such review or comment to Parent in connection with the receipt of an Acquisition Proposal that may be a Superior Proposal or a Change of Recommendation to the extent expressly permitted by Section 6.2, (b) Parent shall not be required by this Section 7.4 to provide any such review or comment to the Company in connection with any response to a press release or other announcement permitted by clause (a), (c) the Parties shall not be required by this Section 7.4 to provide any such review or comment to the other Party in the event of any dispute between the Parties relating to this Agreement, and (d) each Party and their respective affiliates may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 7.4. Each of the Parties agrees that, promptly following execution of this Agreement, (i) the Company and Parent shall issue an initial joint press release with respect to the Transactions, in a form mutually agreed to by the Company and Parent and (ii) the Company shall file a current report on Form 8-K with the SEC attaching such initial press release and copy of this Agreement as exhibits.

Section 7.5.          Directors’ and Officers’ Insurance and Indemnification.

(a)               For not less than six (6) years from and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided, that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director or other fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary, in each case, in existence on the date of this Agreement or any indemnification agreements, if any, in existence on the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any agreement that is in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent or the Surviving Corporation on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 7.5, the provisions of this Section 7.5 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)               From and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect, and shall fulfill and comply with (and Parent shall cause the Surviving Corporation to fulfill and comply with) the provisions in (i) the Company Governing Documents and the organizational documents of any Company Subsidiary that are in existence on the date of this Agreement, and (ii) any other agreements of the Company and the Company Subsidiaries with any Indemnified Party in existence on the date of this Agreement, in each case, regarding elimination of liability, indemnification or advancement of expenses, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c)               Parent shall cause the Surviving Corporation to provide, for not less than six (6) years from the Effective Time, an insurance and indemnification policy that provides coverage for the Company’s current directors and officers and all other Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance for liability for events occurring prior to the Effective Time (the “D&O Insurance”). Such D&O Insurance must be no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid for the D&O Insurance prior to the date of this Agreement; provided, further, that the Company may prior to the Effective Time substitute for the D&O Insurance a single premium tail coverage or extended reporting period with respect to the D&O Insurance currently in effect with an annual cost of such tail coverage or extended reporting period not in excess of three hundred percent (300%) of the last annual premium paid for the D&O Insurance prior to the date of this Agreement.

(d)               In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.5. The rights and obligations under this Section 7.5 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.

(e)               The Indemnified Parties shall be express third party beneficiaries of this Section 7.5. The rights of the Indemnified Parties under this Section 7.5 are in addition to, and not in substitution for, any other rights to indemnification, contribution, exculpation or advancement of expenses that any such individual may have under any certificate of incorporation, bylaw, contract or otherwise.

Section 7.6.          Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 7.7.          Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform and comply with each of their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.8.          Employee Benefits Matters.

(a)               Effective as of the Effective Time and for a period of no less than one (1) year thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company and/or the Company Subsidiaries who continues to be employed by the Parent or the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”), (i) base salaries or wage levels, as applicable, and target cash incentive opportunities that, in each case, are no less favorable than those that were provided to the Continuing Employees by the Company and the Company Subsidiaries as of immediately prior to the Effective Time and (ii) employee benefits that are comparable in the aggregate to (A) employee benefits (excluding equity incentive benefits) provided to such Continuing Employees by the Company and the Company Subsidiaries as of immediately prior to the Effective Time or (B) employee benefits provided to similarly-situated employees of Parent or any affiliate of Parent. Without limiting the generality of the foregoing, for such one (1)-year period following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide severance benefits to any Continuing Employee who is terminated without cause at a level equal to the greater of the level (x) set forth in Section 7.8(a) of the Company Disclosure Letter and (y) applicable to similarly situated employees of Parent and the Parent Subsidiaries.

(b)               Each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time for purposes of determining vesting and eligibility (but for not benefit entitlement or accruals) under the employee benefit plans of Parent and Parent Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”)), to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts to provide that each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time and no longer participates after the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing welfare benefits (including medical, dental, pharmaceutical or vision benefits) to any Continuing Employee, Parent shall use commercially reasonable efforts to provide that all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)               Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or any Parent Subsidiary, or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

(d)               If requested by Parent at least ten (10) days prior to the Closing Date, the Company shall use reasonable best efforts to terminate, or, with respect to any Company Benefit Plan that is a multiple employer welfare arrangement, cease participation in, any broad-based Company Benefit Plan, to be effective (i) with respect to any plan intended to be qualified under Section 401(a) of the Code, no later than the day immediately prior to the Closing Date, and (ii) any other Company Benefit Plans, no later than the Effective Time, or, with respect to with respect to any Company Benefit Plan that is a multiple employer welfare arrangement, the soonest date possible following the Closing Date, in each case, in accordance with terms of such plan, the participation agreement, if any, and applicable Law. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 7.8(d) shall be subject to Parent’s prior review and approval.

(e)               The Company shall provide Parent with a copy of all formal written communications to the officers or employees of the Company and the Company Subsidiaries pertaining to compensation or benefit matters that are affected by this Agreement, and Parent shall have a reasonable period of time to review and comment on each such communication. The Company shall reasonably consider and incorporate into any such communication any comments provided by Parent. Any group oral presentations with respect to the above shall be materially consistent with such formal written communications.

Section 7.9.          Rule 16b-3. Prior to the Effective Time, the Company shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.10.      Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.11.      Stock Exchange De-listing. Each of the Company and Parent shall take such actions reasonably required to cause the Company Shares to be de-listed from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.12.      Parent Approval. Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement and approving the Transactions, and shall provide a copy of such consent to the Company.

Section 7.13.      Transaction Litigation. The Company shall, as promptly as reasonably practicable, advise Parent in writing of any Transaction Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, settlement or compromise with respect to any such Transaction Litigation; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.14.      Loan and Security Agreement. The Company shall use commercially reasonable efforts to deliver all notices and take all other actions reasonably requested by Parent or Merger Sub that are required to facilitate in accordance with the terms thereof the termination of all commitments, if any, outstanding under the Loan and Security Agreement, dated as of September 30, 2019, among Solar Capital Ltd., as collateral agent, the lenders party thereto, the Company and the Company Subsidiaries (the “Loan and Security Agreement”), the repayment in full of all obligations outstanding thereunder, the release of all Liens securing such obligations, and the release of guarantees, if any, in connection therewith on the Closing Date as of the Effective Time (such termination, repayment and releases, the “LSA Terminations”). In furtherance and not in limitation of the foregoing, the Company shall use commercially reasonable efforts to cause Solar Capital Ltd. or any successor thereto to deliver to Parent and Merger Sub no later than three (3) business days prior to the Closing of an executed payoff letter with respect to the Loan and Security Agreement in form and substance customary for transactions of this type, from the lenders (or their Representative(s)) under the Loan and Security Agreement (the “Payoff Letter”), which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and any guarantees) granted in connection therewith relating to the assets, rights and properties of the Company or any of the Company Subsidiaries securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter on the Closing Date as of the Effective Time be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 7.14 require the Company to cause the LSA Terminations to be effective unless and until the Effective Time has occurred and Parent or Merger Sub has provided or caused to be provided to the Company by wire transfer immediately available funds (or Parent or Merger Sub has directed the Company to use funds on its balance sheet, to the extent such funds are available as of immediately prior to the Effective Time) to pay in full the then-outstanding principal amount of and accrued and unpaid interest, prepayment penalties or premiums (if any), breakage costs, fees and expenses of the lenders and all other obligations owing under the Loan and Security Agreement.

Section 7.15.      ATM Agreement. The Company shall use commercially reasonable efforts to deliver all notices and take all other actions reasonably requested by Parent or Merger Sub that are required to facilitate in accordance with the terms thereof the termination of the At The Market Offering Agreement, dated as of April 8, 2020, between the Company and H.C. Wainwright & Co., LLC, prior to or at the Effective Time.

Section 7.16.      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1.          Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)               Requisite Company Vote. The Requisite Company Vote shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)               No Legal Prohibition. No Governmental Entity of competent jurisdiction in the United States or European Union shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Closing, or (ii) issued or granted any order or injunction that is in effect as of immediately prior to the Closing, in the case of each of (i) and (ii), which has the effect of enjoining or otherwise prohibiting the consummation of the Merger.

(c)               Antitrust Approval. Any waiting period (and extensions thereof) applicable to or in connection with the Transactions under the HSR Act shall not have expired or been terminated.

Section 8.2.          Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)               Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(b) or Section 4.2(e) shall be true and correct in all respects, other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 4.1(a), Section 4.3, Section 4.4(a), Section 4.4(b)(ii), Section 4.23, Section 4.24(a) and Section 4.25 shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) in all material respects as of the date of this Agreement and as of Closing as though made on and as of the Closing (except for representations and warranties that by their teams speak specifically as of the date of this Agreement or another date, in which case as of such date), (iii) the representations and warranties of the Company set forth in Section 4.8(a) and Section 4.24(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing and (iv) each other representation and warranty of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) would not, and would not reasonably be expected to, have individually or in the aggregate, a Company Material Adverse Effect.

(b)               Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)               No Company Material Adverse Effect. A Company Material Adverse Effect shall not have occurred since the date of this Agreement.

(d)               Closing Certificate. Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, by the chief executive officer or chief financial officer of the Company that the conditions in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3.          Conditions to the Company’s Obligations to Effect the Merger. The respective obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)               Representations and Warranties. (i) The representations or warranties of Parent and the Merger Sub set forth in Section 5.1, Section 5.2, Section 5.3(a) Section 5.3(b)(ii) and Section 5.7 shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) in all material respects as of the date of this Agreement and as of Closing as though made on and as of the Closing (except for representations and warranties that by their teams speak specifically as of the date of this Agreement or another date, in which case as of such date) and (ii) each other representation and warranty of Parent or Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except, in the case of this clause (ii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would not, and would not reasonably be expected to, have individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)               Closing Certificate. The Company shall have received a certificate signed on behalf of Parent, dated as of the Closing Date, by the chief executive officer or chief financial officer of the Parent that the conditions in Section 8.3(a) and Section 8.3(b) have been satisfied.

Article IX

TERMINATION

Section 9.1.          Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time before the Effective Time, as follows:

(a)               by mutual written consent of Parent and the Company;

(b)               by the Company, if (i) Parent is not then entitled to terminate this Agreement pursuant to Section 9.1(c) and (ii) (A) Parent or Merger Sub shall have breached its respective covenants or agreements under this Agreement, which breach would cause the condition set forth in Section 8.3(b) to not be satisfied, or (B) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, which such inaccuracy would cause the condition set forth in Section 8.3(a) to not be satisfied, in the case of each of clauses (A) and (B) to the extent such breach or inaccuracy is incapable of being cured, or is not cured by Parent or Merger Sub, within the earlier of (x) thirty (30) calendar days following receipt of written notice from the Company of such breach or inaccuracy and (y) the Outside Date;

(c)               by Parent, if (i) the Company is not then entitled to terminate this Agreement pursuant to Section 9.1(b) and (ii) (A) the Company shall have breached its covenants or agreements under this Agreement (other than in the case of a breach of the covenants or agreements set forth in Section 6.2 as to which Parent has a right to terminate this agreement under Section 9.1(e)), which breach would cause the condition set forth in Section 8.2(b) to not be satisfied, or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, which inaccuracy would cause the condition set forth in Section 8.2(a) to not be satisfied, in the case of each of clauses (A) and (B) to the extent such breach or inaccuracy is incapable of being cured, or is not cured by the Company, within the earlier of (x) thirty (30) calendar days following receipt of written notice from Parent of such breach or inaccuracy and (y) the Outside Date;

(d)               by either Parent or the Company, if the Effective Time shall not have occurred by 11:59, Eastern Time, on December 15, 2021 (the “Outside Date”); provided, that the Outside Date shall be automatically extended in one-month successive increments, for an additional period of up to six (6) months ending no later than June 15, 2022, in the event that as of the then-scheduled Outside Date all of the conditions set forth in Article VIII (other than the conditions set forth in Section 8.1(b) or Section 8.1(c), in each case, solely in respect of the HSR Act or other applicable Antitrust Laws) have been satisfied or waived, to the extent waivable (other than conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied); and provided further, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in in the failure of a condition to the consummation of the Merger to be satisfied or the failure of the Effective Time to occur;

(e)               by Parent, if, (i) prior to obtaining the Requisite Company Vote, the Company Board of Directors shall have effected a Change of Recommendation (other than with respect to a Superior Proposal in connection with a termination of this Agreement by the Company pursuant to Section 9.1(h)) or (ii) (A) the Company has violated or breached in any material respect any of its obligations under Section 6.2 prior to the satisfaction of the condition in Section 8.1(a), or (B) any officer, director, employee at the level of Senior Director or above of the Company, or any Representative of the Company engaged in connection with the transactions contemplated hereby, directly or indirectly, has violated or breached in any material respect any of the obligations of the Company under Section 6.2 after the satisfaction of the condition in Section 8.1(a), in each case ((ii)(A) and (ii)(B)), other than in the event that such violation or breach is with respect to an Acquisition Proposal described in clause (iii)(x) of the definition of “Acquisition Proposal”;

(f)                by either the Company or Parent if a Governmental Entity of competent jurisdiction in the United States or European Union (i) shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger or (ii) shall have failed to issue an order, decree or ruling or to take any other action that is necessary to fulfill the condition set forth in Section 8.1(b), and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any party hereto whose failure to comply with Section 7.3 has been the primary cause of, or resulted in, such action or inaction;

(g)               by either the Company or Parent, if the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), in each case, at which a vote on the approval of this Agreement was taken, shall have concluded and the Requisite Company Vote shall not have been obtained; or

(h)               by the Company, at any time prior to obtaining the Requisite Company Vote, in order to enter into a Specified Agreement in connection with a Superior Proposal, provided, that (i) such Superior Proposal shall not have resulted from a breach of Section 6.2(e)(i), (ii) the Company Board of Directors, after satisfying all of the requirements set forth in Section 6.2(e)(i), shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”) and (ii) the Company shall have paid the Termination Fee (but payment of such fee may be delayed only if and until Parent shall have previously provided wire transfer instructions pursuant to Section 9.2(b)(iv)), and shall have entered into the Specified Agreement, concurrently with the termination of this Agreement pursuant to this Section 9.1(h).

Section 9.2.          Effect of Termination.

(a)               In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.13 shall survive such termination; provided, that nothing herein shall relieve any Party from liability for any common law fraud (not including in any event any constructive fraud or any fraud that is not intentional or deliberate ) or a Willful Breach of this Agreement prior to such termination.

(b)               Termination Fee.

(i)                 If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(g), (B) in the case of termination pursuant to Section 9.1(d), all of the conditions set forth in Section 8.1 and Section 8.3 (other than Section 8.3(c)) shall have been satisfied or waived, and (C) (x) a bona fide Acquisition Proposal (other than any Acquisition Proposal described in clause (iii)(x) of the definition of such term) shall have been made to the Company or publicly disclosed after the date of this Agreement and not withdrawn prior to the date of such termination or (y) a bona fide Acquisition Proposal described in clause (iii)(x) of the definition of such term shall have been made to the Company or shall have been publicly disclosed (and in either such event, with respect to which any director, officer or employee at the level of Senior Director or above of the Company has actual knowledge) after the date of this Agreement and not withdrawn or expressly rejected by the Company prior to the date of such termination, and (D) any Acquisition Proposal is consummated within twelve (12) months of such termination or the Company enters into a definitive agreement within twelve (12) months of such termination to effect any Acquisition Proposal, then on the date of such consummation or such entry into a definitive agreement, the Company shall pay a fee of $15,496,000 in cash (the “Termination Fee”). Solely for purposes of this Section 9.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I, except that all references to “15%” or “85%” therein shall be deemed to be references to “50%”, and clause (iii)(x) of such “Acquisition Proposal” definition shall be deemed to refer only to KIND-016, KIND-025, KIND-039, KIND-032 and KIND-509.

(ii)              If Parent terminates this Agreement pursuant to Section 9.1(e), then, within three (3) business days after such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iii)            If the Company terminates this Agreement pursuant to Section 9.1(h), then, concurrently with such termination of this Agreement by the Company as set forth in Section 9.1(h) (or, if later, promptly following the provision by Parent of wire transfer instructions pursuant to Section 9.2(b)(iv)), the Company shall pay or cause to be paid to Parent the Termination Fee.

(iv)             Any amount payable by the Company pursuant to the preceding clauses (i), (ii) or (iii) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent (and, notwithstanding anything herein to the contrary, payment shall not be required prior to the designation of such account by Parent). Except in the case of common law fraud (not including in any event any constructive fraud or any fraud that is not intentional or deliberate) or a Willful Breach, notwithstanding anything else to the contrary in this Agreement, payment of the Termination Fee shall constitute liquidated damages, and from and after such termination as described in this Section 9.2(b) the Company shall have no further liability or obligations of any kind in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 9.2(b). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)              Integral Part of the Transactions. Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails to promptly pay amounts due pursuant to Section 9.2(b) and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for the amount of the Termination Fee set forth in Section 9.2, the Company shall pay Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal from the date such amounts were required to be paid until the date actually received by Parent.

Article X

MISCELLANEOUS

Section 10.1.      Amendment and Modification; Waiver.

(a)               Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of the Parties (by action taken by their respective boards of directors); provided that, after the Requisite Company Vote is obtained, if any such amendment shall by applicable Law requires further approval of the holders of Company Shares, the effectiveness of such amendment shall be subject to the approval of the holders of Company Shares. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)               At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of Parent, Merger Sub or the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Parent or the Company contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of any Parent, Merger Sub or the Company contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2.      Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties (or of any other party to any document delivered pursuant to this Agreement) which by its terms contemplates performance after the Effective Time.

Section 10.3.      Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

Section 10.4.      Transfer Taxes. Subject to Article III, all transfer, documentary, sales, use, stamp, registration and other such Taxes or fees imposed with respect to the transfer of Company Common Stock pursuant to the Merger shall be borne by Parent or Merger Sub and shall not be a liability of holders of Company Common Stock.

Section 10.5.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), sent by a nationally recognized overnight courier service, such as United Parcel Service (notice deemed given on the next business day after deposit with such courier service), or by e-mail transmission (notice deemed give upon transmission if sent by e-mail transmission prior to 6:00 pm local time on a business day, or at 9:00 am local time on the next business day if sent by e-mail transmission after 6:00 pm local time on a business day or on a day that is not a business day) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Elanco Animal Health Incorporated
2500 Innovation Way/P.O. Box 708

Greenfield, Indiana 46140

Attention: Aaron Schacht, Executive Vice President (Innovation Regulatory & Business Development); General Counsel

with a copy to:

Knight Merger Sub, Inc. 2500 Innovation Way/P.O. Box 708 Greenfield, Indiana 46140 Attention: Aaron Schacht, Executive Vice President (Innovation Regulatory & Business Development); General Counsel

with a copy to:

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001-4956
Attention:	Catherine Dargan; Michael Riella
email:	cdargan@cov.com; mriella@cov.com

and

if to the Company, to: Kindred Biosciences, Inc. 1555 Bayshore Highway, Suite 200 Burlingame, California 94010 Attention: Wendy Wee, Chief Financial Officer and Secretary

with a copy to: Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 Attention: Michael O’Bryan email: MObryan@mofo.com

Section 10.6.      Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “dollars” or “$” are to United States of America dollars. References (a) to any Law shall be deemed to refer to such Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder, (b) to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule, (c) to any Person include the successors and permitted assigns of that Person, (d) from or through any date mean, unless otherwise specified, from and including or through and including, respectively, and (e) to the “date hereof” means the date of this Agreement. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.7.      Counterparts. This Agreement may be executed (including by means of electronic signature) in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in .pdf or .tiff format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 10.8.      Entire Agreement; Third-Party Beneficiaries.

(a)               This Agreement (including the Company Disclosure Letter and all Exhibits, Schedules and Annexes referred to herein), the Support Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)               Except (i) as provided in Section 7.5 and (ii) for the rights of holders of Company Common Stock and Company Equity Awards to receive the payments provided for in Article III, neither this Agreement (including the Company Disclosure Letter and all Exhibits, Schedules and Annexes referred to herein) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties contained herein are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.1 without notice or liability to any other Person.

Section 10.9.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 10.10.  Governing Law; Jurisdiction.

(a)               This Agreement shall be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the Transactions shall be resolved under, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)               Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto. Each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.10(b) in the manner provided for notices in Section 10.5. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 10.11.  Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11.

Section 10.12.  Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Parent or Merger Sub may transfer or assign, in whole or in part, (a) its rights and obligations under this Agreement to any of its Affiliates and (b) after the Effective Time, its rights and obligations under this Agreement to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party or due to Parent or Merger Sub. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.13.  Enforcement; Remedies.

(a)               Except as otherwise expressly provided herein, any and all remedies herein conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)               The Parties agree that irreparable injury will occur and that remedies at law would not be adequate in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforce the terms and provisions of this Agreement and to any further equitable relief. In any action for such injunction, decree, order or other relief, each Party waives the defense of an adequate remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy.

(c)               The Parties’ rights in this Section 10.13 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.13 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).

Each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.13, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Elanco Animal Health Incorporated

By	/s/ Jeffrey N. Simmons
Name: Jeffrey N. Simmons
Title: President and Chief Executive Officer

Knight Merger Sub, Inc.

By	/s/ David Pugh
Name: David Pugh
Title: President and Treasurer

Kindred Biosciences, Inc.

By	/s/ Richard Chin
Name: Richard Chin, M.D.
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Certain Defined Terms

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that (i) contains confidentiality terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prevent the Company from providing any information to Parent in accordance with this Agreement or otherwise comply with its obligations under this Agreement; provided, that an Acceptable Confidentiality Agreement shall not be required to contain any standstill or similar provisions or otherwise prohibit the making or amendment of any Acquisition Proposal.

“Acquisition Proposal” means any indication of interest, offer or proposal from a Person or group (other than, for the avoidance of doubt, an indication of interest, offer or proposal by Parent or any Parent Subsidiary) relating to a transaction or series of related transactions involving:

(i) any acquisition or purchase by any Person or group, directly or indirectly, of fifteen percent (15%) or more of any class of outstanding equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning fifteen percent (15%) or more of any class of outstanding equity securities of the Company;

(ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the stockholders of the Company immediately preceding such transaction hold eighty-five percent (85%) or less of the equity interests in the surviving or resulting entity of such transaction;

(iii) any sale, license (other than any non-exclusive and non-material license granted by the Company in the ordinary course of business consistent with past practice), joint venture, partnership, collaboration, lease, transfer or other similar transaction involving (x) any product or product candidate of the Company or any of the Company Subsidiaries or (y) assets or businesses that constitute or represent fifteen percent (15%) or more of the consolidated assets or revenue of the Company and the Company Subsidiaries, taken as a whole; or

(iv) any liquidation or dissolution of the Company, or any recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any Company Subsidiary involving assets or businesses that constitute or represent fifteen percent (15%) or more of the consolidated assets or revenue of the Company and the Company Subsidiaries, taken as a whole.

“affiliate” and “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Animal Drug Application” shall mean a New Animal Drug Application and any related supplemental applications and an Abbreviated New Animal Drug Application submitted to the FDA pursuant to 21 U.S.C. 360b (or its successor statutory provision), a Conditional New Animal Drug Application submitted to the FDA pursuant to 21 U.S.C. 360ccc (or its successor statutory provision), a request for an index listing submitted to the FDA pursuant to 21 U.S.C. 360ccc-1 (or its successor statutory provision), a request for authorization for veterinary medical products for use in emergencies submitted to the FDA pursuant to 21 U.S.C. 360bbb-3 (or its successor statutory provision), and a Veterinary Master File, or the equivalent application or filing filed with any equivalent regulatory agency or governmental authority outside the U.S. necessary to sell a Regulated Product in such jurisdiction (including a marketing authorization application or dossier filed with the applicable regulatory agency of a European Union member state or with the European Medicines Agency for a veterinary medicinal product).

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Business Data” means all data, information, and works of authorship in any medium collected, generated, or used in the conduct of the Parent or Merger Sub, including all proprietary information of or relating to the Parent or Merger Sub and all Personal Information in the possession, custody, or control of the Company, any Company Subsidiary, or otherwise held or processed on the Company’s or any Company Subsidiary’s behalf.

“business days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in California or New York are authorized or required by applicable Law or other governmental action to remain closed.

“Code” means the Internal Revenue Code of 1986.

“Collaboration Partners” means any of the Company’s or any Company Subsidiary’s licensees or licensors or any third party with which the Company or any Company Subsidiary has entered into a Contract that relates to the research, development, supply, manufacturing, testing, import or export of any of the Company’s or any Company Subsidiary’s products or product candidates, excluding, in each case, Parent or any of Parent’s Affiliates.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the Restated Certificate of Incorporation of the Company.

“Company Equity Awards” means the Company Options, Company RSU Awards and Company Restricted Stock.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intellectual Property” means all Intellectual Property owned (whether solely or jointly with others) by, or licensed by a third party to, or otherwise controlled, used or held for use by, the Company or any of the Company Subsidiaries, but excluding any licenses to off-the-shelf software licensed or otherwise made generally commercially available pursuant to a click-wrap, shrink-wrap or similar agreement or on a subscription basis.

“Company Material Adverse Effect” means a change, event, condition, effect or occurrence that, individually or in the aggregate with all other changes, events, conditions, effects or occurrences, has had, or would reasonably be expected to have, a material adverse effect on (x) the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company to consummate the Transactions on or before the Outside Date, but, solely for purposes of clause (x), shall not include changes, events, conditions, effects or occurrences relating to, resulting from or arising out of:

(i) general economic or political conditions or in securities, capital, credit or financial markets, including changes in interest rates and changes in exchange rates,

(ii) conditions in or affecting the industries in which the Company and the Company Subsidiaries operate, including changes in Law or regulation after the date hereof affecting such industries,

(iii) the execution and delivery of this Agreement or the public announcement or pendency of Merger or the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of the Company Subsidiaries, including with employees, customers, suppliers, distributors or partners (it being understood and agreed that this clause (iii) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the Transactions or the performance of the obligations hereunder),

(iv) the taking of any action expressly required by, or the omission of any action expressly prohibited by, this Agreement or requested by Parent,

(v) any acts of terrorism or war (whether or not declared), civil disobedience or unrest, sabotage, military or paramilitary action, acts of God, force majeure events, natural disasters, weather or environmental conditions, health emergencies, including epidemics and pandemics (including COVID-19), or other calamities, including the escalation of any of the foregoing, and any governmental or industry responses thereto, including any COVID-19 Measures,

(vi) changes in applicable Law or GAAP or the interpretation thereof after the date hereof,

(vii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, including analyst expectations or projections, forecasts or predictions (provided, that, in the case of this clause (vii), the facts and circumstances underlying any such failure, to the extent not otherwise excluded from this definition of Company Material Adverse Effect, may be taken into account in determining whether a Company Material Adverse Effect has occurred), or

(viii) any decrease or decline in the market price or trading volume of the Company Common Stock (provided, that, in the case of this clause (viii), the facts and circumstances underlying any such failure or decline, to the extent not otherwise excluded from this definition of Company Material Adverse Effect, may be taken into account in determining whether a Company Material Adverse Effect has occurred);

provided, that with respect to the exceptions set forth in clauses (i), (ii) and (vi) above, such change, event, condition, effect or occurrence shall be taken into account in determining whether a Company Material Adverse Effect has occurred if, and then solely to the extent that, such change, event, condition, effect or occurrence disproportionately affected the Company relative to other similar participants in the industry in which the Company operates.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated January 11, 2020 (as amended), between Parent and the Company.

“Contract” means any legally binding agreement, contract, subcontract, settlement agreement, lease, sublease, understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment of any nature.

“COVID-19” means the COVID-19 pandemic, including the SARS-CoV-2 virus (and any mutation, evolution or variation thereof) and any other or further epidemics or pandemics relating thereto or arising therefrom.

“COVID-19 Measures” means, as applicable to a Party or its Subsidiaries, any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar order, directive, or Law issued or promulgated in connection with or in response to COVID-19.

“COVID-19 Relief Law” means any Law that grants to any Person the ability (i) to defer, reduce or eliminate any Taxes, (ii) to borrow or otherwise secure financing (including any PPP Loans), (iii) to obtain grants or other financial benefits, in each case as a result of, or in connection with, the effects of COVID-19, including the CARES Act, the Families First Coronavirus Response Act, and the Consolidated Appropriations Act, 2021.

“Customs and International Trade Laws” means (i) any Law, order, permit or other decision or requirement having the force or effect of Law from time to time, of any Governmental Entity, concerning the importation of products, the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies; (ii) any export control and antiboycott Law imposed, administered, or enforced by any Governmental Entity of the United States, including the Arms Export Control Act (22 U.S.C. § 1778), the Export Control Reform Act of 2018 (Pub. L. 115-232); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); the Export Administration Regulations (15 C.F.R. Parts 730-774), and the Foreign Trade Regulations (15 C.F.R. Part 30); (iii) any export control and antiboycott Law imposed, administered, or enforced by any other jurisdiction in which the Company is active, except to the extent inconsistent with any Law of the United States; or (iv) any economic or financial sanctions or trade embargoes imposed, administered, or enforced by any relevant Governmental Entity of any jurisdiction in which the Company is active (to the extent consistent with the Laws of the United States), including those administered by the U.S. government through OFAC or the U.S. Department of State.

“Environmental Law” means all applicable Laws addressing pollution, the environment, natural resources or human health, including any Laws addressing (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international governmental organization or arbitral body, or (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all obligations of such Person (a) indebtedness for borrowed money, whether secured or unsecured, (b) indebtedness evidenced by notes, debentures or similar Contracts, and (c) any guarantee of any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include (A) any obligations or indebtedness among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, and (B) guarantees by the Company of obligations or indebtedness of Company Subsidiaries or guarantees by Company Subsidiaries of obligations or indebtedness of the Company or any Company Subsidiary.

“Intellectual Property” means all: (a) patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and all rights in any works of authorship, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, improvements, compounds, methods, processes, techniques, designs, schematics, drawings, formulae, formulations, technical data, specifications, research and development information, technology, and business plans, (e) proprietary rights in data, collections and compilations of data and aggregated data and (f) all other rights similar to any of foregoing in any jurisdiction worldwide.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation (excluding any public networks).

“knowledge” means the actual knowledge of the Persons listed in Section A of the Company Disclosure Letter with respect to the Company after making reasonable inquiry and all knowledge which was, or would reasonably have been expected to be, obtained by such Person after such reasonable inquiry, but in no event shall any such inquiry for purposes of this definition require freedom to operate analysis if such analysis was not conducted prior to the date hereof.

“Law” means any law, requirement, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right or similar restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” means the NASDAQ Capital Market.

“Non-Owned Company Intellectual Property” means all Company Intellectual Property that is not Owned Company Intellectual Property.

“Owned Company Intellectual Property” means all Company Intellectual Property owned or purported to be owned, whether solely or jointly with others, by the Company or any of the Company Subsidiaries.

“Parent Material Adverse Effect” means a change, event, condition, effect or occurrence that, individually or in the aggregate, prevents or materially delays or materially impairs the ability of Parent or Merger Sub to satisfy the conditions precedent to the consummation of the Merger or the other Transactions on or before the Outside Date.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen ’s or other similar Lien, or is incurred in connection with workers’ compensation, unemployment insurance or other types of social security, arising in the ordinary course of business, (iii) with respect to leased property or Intellectual Property licensed on a non-exclusive basis, the express terms and conditions of the applicable leases and licenses, or (iv) which do not or would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used and which do not secure Indebtedness for borrowed money.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means data or information that alone or in combination with other information allows the identification of an individual or that that otherwise is personal data or other data regulated under applicable Privacy and Information Security Requirements, including name, street address, telephone number, e-mail address, social security number, bank account number, pin code, race, gender, IP address, any persistent identifier, and any data collected from any user of any Company website or user applications.

“PPP Loan” means any debt, liability, obligation, guarantee or commitment incurred by the Company in connection with a loan under the Paycheck Protection Program created by the Small Business Administration under the CARES Act.

“Privacy and Information Security Requirements” means all (i) applicable Laws relating to Personal Information, privacy or information security; (ii) all Contracts to which the Company or any Company Subsidiary is a party or is otherwise bound that relate to Personal Information or protecting the security or privacy of information or IT Assets and (iii) the Company’s and the Company Subsidiaries’ internal and posted policies and notices relating to Personal Information or the privacy and the security of the Company’s and Company Subsidiary’s IT Assets and Business Data.

“Proxy Statement” means the proxy statement relating to the Company Stockholders’ Meeting, as amended or supplemented from time to time, together with all annexes, schedules or exhibits thereto (including the letter to stockholders, notice of meeting and form of proxy), as required to be filed with the SEC.

“Regulated Product” shall mean (i) any animal drug or veterinary medicinal product or component that is subject to the regulatory authority of the FDA pursuant to the Federal Food, Drug, and Cosmetic Act and subsequent amending statutes (21 U.S.C. Chapter 9), the Public Health Service Act and subsequent amending statutes (42 U.S.C. Chapter 6A), any subsequent statutes administered by the FDA and any regulations promulgated or otherwise issued by the FDA, (ii) any vaccine or other veterinary biologic that is subject to the regulatory authority of the USDA, via the Animal and Plant Health Inspection Service Center for Veterinary Biologics, pursuant to the Virus- Serum-Toxin-Act (21 U.S.C. Chapter 5), and any subsequent amending statutes and regulations promulgated thereunder and (iii) any animal drug or veterinary medicinal product or component or vaccine or other veterinary biologic that is subject to the regulatory authority of a Regulatory Authority outside of the United States, in each case of the Company or any Company Subsidiary.

“Regulatory Authority” shall mean the FDA or the USDA in the United States, the European Medicines Agency and the EU Commission in the European Union, and any health regulatory authorities in any other country or legal jurisdiction in the world that is a counterpart to the FDA or European Medicines Agency and holds responsibility for any Regulatory Authorization.

“Regulatory Authorization” shall mean any approval, product license, registration or other authorization necessary for the development, manufacture or commercialization of a Regulated Product in a regulatory jurisdiction.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Person and its Subsidiaries.

“Sanctioned Person” means any Person that is the target of the Laws described in clause (iv) of the definition of “Customs and International Trade Laws” hereto, including (i) any Person listed on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) sanctions lists (including but not limited to the OFAC List of Specially Designated Nationals and Blocked Persons) or any other list of designated or blocked Persons maintained by a U.S. or non-U.S. Governmental Entity under the Laws described in clause (iv) of the definition of “Customs and International Trade Laws” hereto, (ii) any Person organized under the laws of, part of the government of, or resident in a country or territory subject to comprehensive sanctions (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine) or part of the Government of Venezuela, and (iii) any Person 50% or more owned or, where relevant under the Laws described in clause (iv) of the definition of “Customs and International Trade Laws” hereto, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons, or that is otherwise the target of asset-blocking sanctions maintained by OFAC or other U.S. or non-U.S. Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Security Incident” means (i) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized processing of Personal Information or other Business Data, (ii) inadvertent, unauthorized or unlawful sale, or rental of Personal Information or other Business Data, or (iii) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the IT Assets.

“Stock Plan” means the Company’s 2012 Equity Incentive Plan, 2016 Equity Incentive Plan, 2018 Equity Incentive Plan, and any other equity plans, agreements or arrangements of the Company or any Company Subsidiary, other than the Company ESPP.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide unsolicited Acquisition Proposal (with references in the definition thereof to 15% and 85% being deemed to be replaced with references to 50%) which the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, taking into account all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal (including any conditions to closing and certainty of closing, timing, any applicable break-up fees and expense reimbursement provisions and ability of such Person to consummate the Acquisition Proposal), (i) would, if consummated, be more favorable to the Company and the stockholders of the Company from a financial point of than the Merger, and (ii) would be reasonably likely to be consummated on the terms proposed without undue delay; provided that in no event shall an Acquisition Proposal be deemed to be a Superior Proposal if consummation of the transaction contemplated thereby is subject to any financing condition or otherwise requires financing that is not fully committed.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all federal, state, local or non-U.S. taxes, levies, imposts and other similar charges, including, income, franchise, windfall or other profits, gross receipts, premiums, property, unclaimed property, escheat, sales, use, net worth, capital stock, payroll, employment, social security, unemployment, wage, severance, occupation, excise, withholding, ad valorem, stamp, customs, duties, transfer, value-added, gains, environmental, communication, mortgage, real property, personal property (tangible or intangible), registration, license, lease, goods and services, turnover, alternative or add-on minimum, base erosion anti-abuse, estimated tax or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Return” means any report, return, information return, statement, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity with respect to Taxes, including any schedules or amendments thereof.

“Transaction Litigation” means any claim, action, lawsuit or other proceeding (including any class action or derivative litigation) by any holder of Company Common Stock asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board of Directors, any committee thereof or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the Transactions (including any such claim, action, lawsuit or other proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board of Directors or any officer of the Company).

“Willful Breach” means a deliberate act or a deliberate failure to act, that constitutes a material breach of this Agreement, in each case, that is the consequence of an act or failure to act by a party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause or constitute a breach of this Agreement.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Agreement	Preamble
Book-Entry Shares	Section 3.1(a)
Bribery Legislation	Section 4.12(h)
Cancelled Shares	Section 3.1(b)
CARES Act	Section 4.15(n)
Certificate of Merger	Section 1.3(a)
Certificates	Section 3.1(a)
Change of Recommendation	Section 6.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Benefit Plans	Section 4.11(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Contractor	Section 4.12(b)

Company Disclosure Letter	Article IV
Company Employee	Section 4.12(b)
Company ESPP	Section 3.4(f)
Company Leased Real Property	Section 4.19(b)
Company Option	Section 3.4(b)
Company Owned Real Property	Section 4.19(a)
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company Registered IP	Section 4.17(a)
Company Restricted Stock	Section 3.4(a)
Company RSU Award	Section 3.4(c)
Company SEC Documents	Section 4.5(a)
Company Series A Preferred Stock	Section 4.2(a)
Company Shares	Recitals
Company Stockholders’ Meeting	Section 7.1(d)
Continuing Employees	Section 7.8(a)
D&O Insurance	Section 7.5(c)
DGCL	Recitals
Dissenting Shares	Section 3.3(a)
DOJ	Section 7.3(b)
Effective Time	Section 1.3(a)
Enforceability Limitations	Section 4.3(c)
Exchange Fund	Section 3.2(a)
FCPA	Section 4.12(h)
FDA	Section 4.9(a)
Final Offering Period	Section 3.4(f)
FTC	Section 7.3(b)
GAAP	Section 4.5(b)
Indemnified Parties	Section 7.5(a)
Intervening Event	Section 6.2(d)(ii)
Lease	Section 4.19(b)
Loan and Security Agreement	Section 7.14
LSA Terminations	Section 7.14
Material Contract	Section 4.20(a)
Material Licensed Company IP	Section 4.17(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
New Plans	Section 7.8(b)
Old Plans	Section 7.8(b)
Outside Date	Section 9.1(d)
Parent	Preamble
Parent Governing Documents	Section 5.3(b)
Parties	Preamble
Party	Preamble
Paying Agent	Section 3.2(a)

Payoff Letter	Section 7.14
Real Property	Section 4.19(b)
Real Property Reports	Section 6.1(a)
Requisite Company Vote	Section 4.3(a)
Safety Notices	Section 4.9(d)
Secretary of State	Section 1.3(a)
Shareholder Rights Plan	Section 4.24(b)
Specified Agreement	Section 9.1(h)
Support Agreements	Recitals
Surviving Corporation	Section 1.1
Termination Fee	Section 9.2(b)(i)
Transactions	Recitals
USDA	Section 4.9(a)
WARN Act	Section 4.12(f)

Exhibit 99.1

Elanco Animal Health 2500 Innovation Way Greenfield, IN 46140

FOR IMMEDIATE RELEASE

Investor Contact: Tiffany Kanaga, 302-897-0668, tiffany.kanaga@elancoah.com

Media Contact: Colleen Parr Dekker, 317-989-7011, colleen.dekker@elancoah.com

For KindredBio: Katja Buhrer, 917-969-3438, katja.buhrer@kindredbio.com

Elanco Announces Agreement to Acquire Kindred Biosciences

Bolt-on Acquisition Accelerates Elanco’s Expansion in Pet Health

Elanco to host conference call for investment community at 8:00 am Eastern Time

•	Elanco will acquire all outstanding stock of Kindred Biosciences at a price of $9.25 per share, or approximately $440 million, a premium of 52% based on the 30-day average.

•	Transaction brings three potential blockbusters in the development phase, complements existing pipeline, and augments monoclonal antibody R&D capabilities.

•	Increasing Investor Day revenue from innovation expectation by $100 million, to $600 million to $700 million by 2025, with significant opportunity beyond the period.

•	Differentiated, disruptive portfolio in atopic dermatitis and other chronic unmet needs expected to unlock upside to Elanco’s long-term growth algorithm, with the potential to add a full percentage point of consistent annual revenue growth, starting in 2024, and expand the company’s margin over time.

•	Transaction and operating costs slightly dilutive to Elanco's reported and adjusted earnings per share in 2021 and 2022; net leverage goal below 3x extended three months to the end of the first quarter of 2024.

GREENFIELD, Ind. and SAN FRANCISCO (June 16, 2021) – Elanco Animal Health Incorporated (NYSE: ELAN) and Kindred Biosciences, Inc. (KindredBio, NASDAQ: KIN) today announced the parties have entered into a definitive agreement for Elanco to acquire KindredBio, a biopharmaceutical company focused on developing novel pet therapeutics based on validated human targets. The acquisition further accelerates Elanco’s expansion in the attractive pet health market, particularly advancing Elanco’s presence in the fast-growing billion-dollar dermatology category.

KindredBio brings three potential dermatology blockbusters expected to launch through 2025, as well as a number of additional R&D programs for other chronic disorders and unmet needs, including canine parvovirus. KindredBio’s innovative pipeline – added to Elanco’s own organic efforts – meaningfully augments Elanco’s ability to launch products, gain share, and grow in the dermatology market through fully accretive revenue dollars. Elanco anticipates the combination will add approximately $100 million to its previously stated innovation revenue expectation of $500 million to $600 million by 2025, with significant opportunity beyond the period.

“This highly complementary combination is focused in one of the most exciting spaces in pet health, and one where we see a strategic imperative to build a differentiated competitive offering,” said Jeff Simmons, president and CEO of Elanco. “It further accelerates our mix shift into pet health and advances our IPP strategy. Ultimately, we believe the combination positions Elanco to bring innovative solutions to veterinarians and pet owners in areas of unmet or under-served medical needs, fueling continued growth in the exciting pet therapeutic category and creating sustainable long-term value for shareholders.”

The acquisition agreement builds on Elanco’s existing relationship with KindredBio, which began with licensing the global commercial rights of KindredBio’s late-stage treatment for canine parvovirus, and continues Elanco’s proven approach as an innovation partner of choice.

“From the beginning, we have been focused at KindredBio on bringing the best medicines to our animal family members. With this transaction with Elanco, a widely respected leader in veterinary medicine with global reach, we will maximize the impact our innovative pipeline will have on improving the lives of pets,” said Richard Chin CEO and co-founder of KindredBio.

“This announcement is validation of KindredBio’s achievements as one of the world’s first veterinary biopharmaceutical companies, recognizing our track record in drug development and remarkably talented team,” added Denise Bevers, KindredBio director and co-founder. “KindredBio looks forward to continuing our mission to transform veterinary medicine as part of the Elanco family.”

The deal will expand Elanco’s omnichannel leadership complementing the company’s e-commerce and retail position by increasing its veterinary clinic presence in a leading therapeutic category and keeping the veterinarian at the center. This continues Elanco’s work to be a conduit for pet owners to the veterinarian. Dermatologic symptoms such as scratching and allergies are the number one reason pet owners visit the veterinarian today.

Transaction Details

Under the terms of the agreement, Elanco will acquire all outstanding stock of Kindred Biosciences at a price of $9.25 per share, or approximately $440 million, a premium of 52% based on the 30-day average. Elanco intends to fund the acquisition with pre-payable debt. Elanco expects to extend its leverage objective of under three times net leverage to Adjusted EBITDA by three months, from the end of 2023 to the end of the first quarter of 2024.

Elanco expects to unlock upside to its long-term growth algorithm, with the potential to add a full percentage point of consistent annual revenue growth, starting in 2024, and further expand the company’s margin potential over time. Transaction and operating costs will be slightly dilutive to Elanco's reported and adjusted earnings per share in 2021, with the impact expected to be concentrated in the fourth quarter, and also slightly dilutive to the full year 2022.

“Kindred Biosciences’ monoclonal antibody pipeline and capabilities are additive and complementary to what we’ve built within Elanco,” said Aaron Schacht, executive vice president Innovation, Regulatory and Business Development at Elanco. “This combination will bolster our opportunity for leadership in atopic dermatitis and allow us to deliver innovation of novel biologic therapeutics to treat other unmet disease challenges in pets.”

Elanco expects the transaction to close in the third quarter of 2021, subject to customary closing conditions, including approval by KindredBio’s shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act. KindredBio’s Board has approved the proposed acquisition.

Elanco also reaffirmed second quarter 2021 revenue guidance of $1,225 million to $1,255 million, and full year 2021 revenue guidance of $4,670 million to $4,710 million.

Goldman Sachs is acting as financial advisors to Elanco and Covington & Burling LLP is acting as legal counsel. Barclays is acting as financial advisor to KindredBio and Morrison & Foerster LLP is acting as legal counsel.

Conference Call and Webcast

Elanco will host a conference call for the investment community today at 8:00 am Eastern Time to discuss the announcement. Investors, media and general public can access a live webcast of the conference call through the link posted on Elanco’s website at https://investor.elanco.com/events-and-presentations/default.aspx. A replay will also be available on the website shortly following the call.

About Elanco

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability Pledges –all to advance the health of animals, people, and the planet. Learn more at elanco.com.

About Kindred Biosciences

Kindred Biosciences is a biopharmaceutical company developing innovative biologics focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company's strategy is to identify targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated targets for dogs and cats. KindredBio has a deep pipeline of novel biologics in development across many therapeutic classes, alongside state-of-the-art biologics manufacturing capabilities and a broad intellectual property portfolio.

For more information, visit: www.kindredbio.com

Important Information for Investors and Stockholders

This communication does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of Kindred Biosciences, Inc. (“KindredBio”) by Elanco Animal Health Incorporated (“Elanco” and such proposed acquisition, the “Merger”). KindredBio intends to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION, KINDREDBIO’S STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KINDREDBIO AND THE PROPOSED MERGER. The proposals for the Merger will be made solely through the proxy statement. Investors and stockholders may obtain copies of the proxy statement and other documents filed with the SEC by KindredBio (when they became available) free of charge from the SEC’s website at www.sec.gov or by accessing KindredBio’s website at www.kindredbio.com. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge from Investor Relations at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, CA 94010. Copies of the documents filed with the SEC by Elanco (when they become available) may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing Elanco’s website at www.elanco.com.

Participants in the Merger Solicitation

Elanco, KindredBio, and certain of their directors, executive officers and employees may be considered participants in the solicitation of proxies from KindredBio’s stockholders with respect to the proposed transactions. Information regarding the persons who may, under the SEC rules, be deemed participants in the solicitation of KindredBio’s stockholders in connection with the proposed Merger and a description of their direct and indirect interests therein, by security holdings or otherwise, will be set forth in the definitive proxy statement that KindredBio intends to file with the SEC when it becomes available. Information about Elanco’s directors and executive officers is set forth in Elanco’s definitive proxy statement for its 2021 Annual Meeting of Shareholders, which was filed with the SEC on March 25, 2021. Information about KindredBio’s directors and executive officers is set forth in KindredBio’s definitive proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2021. These documents may be obtained as indicated above.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on our current beliefs and expectations. These forward-looking statements include, without limitation, statements regarding the proposed acquisition of KindredBio, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that Elanco believes or anticipates will or may occur in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include risks and uncertainties related to, among other things: uncertainties as to the timing of the Merger; the possibility that competing acquisition proposals will be made; the inability to complete the Merger due to the failure to obtain KindredBio’s stockholder adoption of the Merger Agreement or the failure to satisfy other conditions to completion of the Merger, including required regulatory approvals; the failure of the transaction to close for any other reason; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, customers, vendors and other business partners; the risk that stockholder litigation in connection with the Merger may result in significant costs of defense, indemnification and liability; diversion of management’s attention from ongoing business concerns and other risks and uncertainties that may affect future results of the combined company, including the risks described in the section entitled “Risk Factors” in Elanco’s and KindredBio’s Annual Reports on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021. All forward-looking statements are qualified in their entirety by this cautionary statement and neither Elanco nor KindredBio undertake any obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

###

Elanco Animal Health to Acquire June 16, 2021 Exhibit 99.2

Important Information 2 Important Information for Investors and Stockholders This presentation does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of K ind red Biosciences, Inc. (“ KindredBio ”) by Elanco Animal Health Incorporated (“Elanco” and such proposed acquisition, the “Merger”). KindredBio intends to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION, KINDREDBIO’S STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRE TY THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHE N T HEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KINDREDBIO AND THE PROPOSED MERGER. The proposals for the Mer ger will be made solely through the proxy statement. Investors and stockholders may obtain copies of the proxy statement and other documents filed wi th the SEC by KindredBio (when they became available) free of charge from the SEC’s website at www.sec.gov or by accessing KindredBio’s website at www.kindredbio.com. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge from Investor Relations at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, C A 9 4010. Copies of the documents filed with the SEC by Elanco (when they become available) may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing Elanco’s we bsi te at www.elanco.com. Participants in the Merger Solicitation Elanco, KindredBio , and certain of their directors, executive officers and employees may be considered participants in the solicitation of prox ies from KindredBio’s stockholders with respect to the proposed transactions. Information regarding the persons who may, under the SEC rules, be deemed participants in the soli cit ation of KindredBio’s stockholders in connection with the proposed Merger and a description of their direct and indirect interests therein, by security holdings or otherwise, will be set forth in the definitive proxy statement that KindredBio intends to file with the SEC when it becomes available. Information about Elanco’s directors and executive officers is set forth in Elanco’s def initive proxy statement for its 2021 Annual Meeting of Shareholders, which was filed with the SEC on March 25, 2021. Information about KindredBio’s directors and executive officers is set forth in KindredBio’s definitive proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2021. These documents may be obtained as indicated abo ve.

Cautionary Statement Regarding Forward - Looking Statements 3 This presentation contains forward - looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements included in this presentation that are not a description of historical facts are forward - looking statements. Words or phrases su ch as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward - look ing statements, and are based on our current beliefs and expectations. These forward - looking statements include, without limitation, statements regarding the proposed acquisition of KindredBio ; product launches and revenue from such products; independent company stand - up costs and timing; reduction of debt and leverage; our operations, performance and financial condition, and in p articular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses; benefits and synergies of the KindredBio acquisition and the expected timetable for completing the transaction; future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future. You are cautioned not to place undue reliance on these forward - looking statements, which speak only as of the date hereof. Forward - looki ng statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward - looking statements relate to the fu ture, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward - looking statements. Important facto rs that could cause actual results to differ materially from those in the forward - looking statements include uncertainties as to the timing of the pending acquisition of KindredBio ; the possibility that competing acquisition proposals will be made; the inability to complete the transaction due to the failure to obtain KindredBio’s stockholder adoption of the merger agreement or the failure to satisfy other conditions to completion of the merger, includin g required regulatory approvals; the failure of the transaction to close for any other reason; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, customers, vendors and other business partners; the risk that stockholder litigation in connection wit h the transaction may result in significant costs of defense, indemnification and liability; diversion of management’s attention from ongoing business concerns and other risks and uncerta int ies that may affect future results of the combined company. Other important factors that could cause actual results to differ materially from those in the forward - looking statements includ e regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following: heightened competition, including fro m generics; the impact of disruptive innovations and advances in veterinary medical practices and animal health technologies; our ability to implement our business strategies or achieve targ ete d cost efficiencies and gross margin improvements; consolidation of our customers and distributors; the impact of the COVID - 19 pandemic on our operations, supply chain, customer demand and liquidity; unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products; the impact of weather conditions and the availab ili ty of natural resources; use of alternative distribution channels and the impact of increased or decreased sales to our channel distributors resulting in fluctuation in our revenues; manufact uri ng problems and capacity imbalances; challenges to our intellectual property rights or our alleged violation of rights of others; risks related to our presence in foreign markets; bre aches of our information technology systems; our ability to successfully integrate the businesses we acquire, including the animal health business of Bayer AG and KindredBio’s business; the effect of our substantial indebtedness on our business; the effect on our business resulting from our separation from Eli Lilly and Company; the uncertainties inherent in research relating to product sa fety and additional analyses of existing safety data; actions by regulatory bodies, including as a result of their interpretation of studies on product safety; unfavorable publicity resultin g f rom media reports on our products; and public acceptance of our products. For additional information about the factors that could cause actual results to differ from forward - looking statements , please see the section entitled “Risk Factors” in Elanco’s and KindredBio’s Annual Reports on Form 10 - K for the year ended December 31, 2020 and Quarterly Reports on Form 10 - Q for the quarter ended March 31, 2021. All forward - looking statements are qualified in their entirety by this cautionary statement and neither Elanco nor KindredBio undertake any obligation to revise or update this presentation to reflect events or circumstances after the date hereof, except as required by law.

4 Well - Positioned for the Next Era of Pet Health Growth Building a Global, Independent, Fit - for - Purpose Animal Health Leader

Accelerating Our Expansion in the Attractive Pet Health Market 5 Market Expansion in the fast - growing $1B+ dermatology market , increasing pet owner options beyond today’s current therapies Portfolio Significant accretive revenue growth opportunity through a differentiated, disruptive portfolio with KindredBio’s three potential blockbusters in dermatology , and shots on goal addressing other chronic unmet needs Customer Veterinarian Farmer Pet Owner Innovation Five additive development projects , complementing our existing pipeline, and increasing our biologics capability Leadership Bolstered omnichannel leadership by increasing our vet clinic presence in the leading therapeutic category , balancing our e - commerce and retail positions Value Creation Revenue: Adding $100M to our innovation expectation in 2025, with significant opportunity beyond the period, and potential to add a full percentage point of consistent top - line innovation growth to our long - term growth algorithm Margins: Accretive over time Leverage: Extension of <3x net leverage target by three months EPS: Slight dilution to non - GAAP EPS in 2021 and 2022

Amplified Innovation Expected Contribution to Revenue Growth 6 2021 2022 2023 2024 2025 $80 - $100 Pet Health Farm Animal $600 - $700 with KindredBio as outlined at Dec 2020 Investor Day Enriched probability of success in dermatology Peak Sales of Current KindredBio Pipeline Expected Well Beyond 2025 Additional shots on goal to address other unmet needs, including parvovirus $500 - $600 Expected Development Pipeline Contribution to Revenue $ Millions

Enhancing Our Long - Term Growth Algorithm (1) Non - GAAP financial measure 7 Growth Profitability Targets Expected Results Today ~3% - 4% a verage a nnual r evenue g rowth 60% adj. g ross m argin (1) by 2023 and 31% adj. EBITDA margin (1) by 2024 Net l everage <3x by the end of 2023 Potential to add a full percentage point of consistent top - line innovation growth over time (starting in 2024) No change to targets Greater margin accretion enabled over time Extends deleverage timeline by one quarter Slightly dilutive to non - GAAP EPS in 2021 and 2022

KindredBio at a Glance 8 Company mission to bring to pets the same kinds of safe and effective medicines that humans enjoy Focused strategy to advance key molecule developments for established therapeutic targets through aggressive plans Exciting pipeline of high - value biologic candidates for dogs and cats in development Purpose - built biologics manufacturing operations in Burlingame, California and Elwood, Kansas Partnership - focused commercialization model, with companion animal commercial infrastructure rationalized in mid - 2020 Diverse team of 63 employees as of 12/31/2020 Elanco partnership announced in December 2020 with KIND - 030

Pet Therapeutics Market Tailwinds and Dynamics 9 Pets living longer with new care challenges Increased pet ownership Importance of companionship Owners spending more time with their pets Global runway for growth Omnichannel demand Role and incentives for veterinary practices Primarily private - pay nature of veterinary market Strong brand loyalty Relatively few treatment options approved for use in pets We Spend Generously on Pets, Because Pets Are Family Pet Therapeutics Is Differentiated from Human Therapeutics Businesses

KindredBio Pipeline at a Glance Other product candidates in development (partial list) include KIND - bodies, VEGF antibody, and Checkpoint Inhibitors 10 Molecule Proposed Indication Preclinical Laboratory Pilot Studies Field Pilot Studies Pivotal Study Approval Partner Blockbuster Potential Canine Portfolio Tirnovetmab IL - 31 Antibody Atopic Dermatitis Long - Acting IL - 31 Antibody Atopic Dermatitis KIND - 032 IL - 4R Antibody Atopic Dermatitis KIND - 030 Parvovirus Anti - TNF Antibody Inflammatory Bowel Disease Other Animal Portfolio Mirataz Management of Weight Loss in Cats Zimeta Dipyrone Injection Control of Fever in Horses

Dermatology Is a Large and Growing Market 11 Canine atopic dermatitis (itching) is the leading reason owners take their dog to the veterinarian Atopic dermatitis is a large segment, with the leading two products selling approximately $1B annually We are pursuing a multi - pronged approach toward atopic dermatitis, with a portfolio of promising biologics and small molecules 70% of veterinarians, and a higher percentage of dermatologists, are expressing a need for alternatives to current therapies We expect the segment to continue to lead animal health industry growth #1 Reason for Vet Visits Current Products $1B+ Portfolio Approach Demand for Innovation Ample Runway for Growth Source: 2019 Canine Atopic Dermatitis Veterinarian Research, February 2019 (n=173 U.S. small animal veterinarians and dermato log y specialists). Data on file at Kindred Biosciences

Combined Dermatology Pipeline: Up to Four Launches by 2025 Ilunicitinib JAK Inhibitor Oral JAK inhibitor with similar profile to market incumbent Pivotal studies underway in the U.S. and EU Initial technical section submissions targeted for late 2022 KIND - 039 integrates novel half - life extension technology Pharmacokinetic study demonstrates up to 3x longer half - life vs. Tirnovetmab , which could translate to up to 3x longer interval between dosing Best - in - class potential with reduced dosing frequency and increased compliance Binds to the IL - 4 receptor on the surface of immune cells Prevents both IL - 4 and IL - 13 signaling pathways Positive results from pilot lab study with evidence of positive efficacy and dose response Pilot study to further assess dosing commenced in 3Q 2020. Preparations underway for a pivotal study Tirnovetmab IL - 31 Antibody Long - Acting IL - 31 Antibody KIND - 032 IL - 4R Antibody All Dermatology Shots on Goal Are Potential Blockbusters 12 1 4 3 2 Blocks IL - 31, a key mediator of itching Positive results in pilot effectiveness study Achieved rapid and dramatic reduction in pruritus (itch) and CADESI - 4 score versus placebo in pilot study Pivotal studies fully engaged

First - of - its - Kind Canine Parvovirus Therapy 13 Highly Contagious Disease Disease Burden Cost Burden Affects mostly puppies, with no approved therapies Mortality rate as high as 91% if untreated; >60% of shelter dogs lack adequate titers to protect against parvo Supportive care can cost thousands, with an average cost of $1,200 Market Opportunity Positive Pivotal Efficacy Results Treatment Indication Acceptance of Pivotal Efficacy Data Prophylactic Indication Indications ~250,000* canine parvovirus (CPV) cases in the U.S. each year, excluding emergency hospitals, shelters, or undiagnosed cases. Veterinarians estimate about half infected puppies potentially expose other puppies, and each puppy has on average the potential to expose five others** Study demonstrated 100% survival in dogs treated with KIND - 030, even in the absence of supportive care, versus 43% survival in dogs treated with placebo Acceptance of efficacy data to support the prophylactic claim. In the study, all placebo - control dogs developed CPV infection, while none of the KIND - 030 treated dogs developed the disease Two indications being pursued: Prophylactic therapy after exposure and treatment of CPV after infection * 2014 Banfield State of Pet Health Report; ** Data on file at Kindred Biosciences, Inc. 2019 Veterinarian Parvovirus Researc h: Anti - Canine Parvovirus Monoclonal Antibody Assessment 10/9/19

Canine Inflammatory Bowel Disease Therapy (Anti - TNF Antibody) 14 Disease Prevalence Disease Burden Cost Burden Recent Catalyst Majority of cases involve chronic states of diarrhea, vomiting, gastroenteritis, and other symptoms Diarrhea prevalence >5% Chronic condition, with diagnosis common in middle age Existing treatments can have significant drawbacks, leading to treatment lapses or poor quality of life High willingness to pay given impact on owner Positive results from pilot field effectiveness study. Complete remission* was achieved in 75% of the KIND - 509 anti - TNFα group compared to 17% in the placebo group. The treatment effect was early - onset and durable * Defined as ≥75% reduction in average post - dose Canine Inflammatory Bowel Disease Activity Index (CIBDAI) score from baseline

Transaction Overview 15 Strategic Rationale • Increased exposure to the attractive, durable Pet Health market • Biologics (including mAbs ) as the future of veterinary medicine, with increased capabilities in R&D and manufacturing • Significantly expanded presence (up to four launches by 2025) in the fast - growing $1B+ dermatology market, with a differentiated and disruptive portfolio • Significant near - term fully accretive revenue growth opportunity with blockbuster potential • Complementary to existing Elanco portfolio, with additional shots on goal for other chronic disorders and unmet needs • Elanco’s proven track record in effective collaboration to commercialize innovation Transaction Consideration • Offer of $9.25/share, representing a 52% premium to the 30 - day average • Equity value of approximately $440M Financing Pre - payable debt Net leverage target of <3x by the end of Q1 2024 Financial Impact Slightly dilutive to non - GAAP EPS in 2021 and 2022 Expected Closing Expected to close in Q3 2021 Subject to customary closing conditions

Building a Global, Independent, Fit - for - Purpose Animal Health Leader 16 Today’s Takeaways Positioning for the next era of pet health growth through KindredBio’s additive pipeline including three potential blockbusters and Elanco’s global commercial capabilities Significantly enhances Elanco offerings in the fast - growing dermatology market , with a differentiated and disruptive combined portfolio Complementary transaction to the existing Elanco portfolio, with additional shots on goal for other chronic disorders and unmet needs Advancing our IPP strategy and enhancing our long - term growth algorithm through margin - accretive innovation with a clear path to rapid deleverage

Exhibit 99.3

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated June 15, 2021, is by and among [          ] (“Stockholder”), Elanco Animal Health Incorporated, an Indiana corporation (“Parent”), and Knight Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, simultaneously with the delivery and execution of this Agreement, Parent, Merger Sub and Kindred Biosciences, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified after the date hereof, the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company being the surviving entity, and with the Merger being governed by the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, as a condition of and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Stockholder is entering into this Agreement simultaneously with the execution and delivery of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Certain Definitions.

For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement and the term “business day” shall have the respective meanings ascribed to them in the Merger Agreement or in this Section 1, as the case may be.

“Additional Owned Shares” means all outstanding Company Shares that are beneficially owned by Stockholder and that are acquired after the date hereof and prior to the termination of this Agreement.

“affiliate” has the meaning set forth in the Merger Agreement; provided that the Company shall be deemed not to be an affiliate of Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Company Shares” means the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company.

“Covered Shares” means the Owned Shares and any Additional Owned Shares.

“Owned Shares” means all outstanding Company Shares which are beneficially owned by Stockholder as of the date hereof, as set forth on Schedule 1.

“Transfer” means, with respect to any Covered Share, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Share or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2.            Voting Agreement.

(a)           Upon the terms and subject to the conditions of this Agreement, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, Stockholder shall, or shall instruct the holder of record of any Covered Shares to, (i) appear (in person or by proxy) at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all Covered Shares:

(1)               in favor of (i) the adoption of the Merger Agreement, the Merger and the approval of all agreements related to the Merger; (ii) without limitation of the preceding clause (i), the approval of any proposal to adjourn or postpone any such meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held; and (iii) each of the Transactions;

(2)               against any Acquisition Proposal;

(3)               against any (i) merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, share exchange, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or any other extraordinary corporate transaction involving, the Company or any Company Subsidiary or (ii) sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, any capital stock of any Company Subsidiary or Intellectual Property) of the Company;

(4)               against (i) any change in or to the Company Board of Directors that is not recommended or approved by the Company Board of Directors, or (ii) any change in or to the present capitalization or corporate structure of the Company or the Company Governing Documents (or any amendment thereto) that is not consented to by Parent under the Merger Agreement; and

(5)               against any proposal, action or agreement that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement or, to the knowledge of Stockholder, of the Company under the Merger Agreement or (ii) to the knowledge of Stockholder, impede, interfere with or prevent the consummation of the Merger.

Additionally, Stockholder shall not propose, commit or agree to take any action inconsistent with any of the foregoing clauses (1), (2), (3), (4) and (5).

(b)           Irrevocable Proxy.

Subject to Section 2(c) below, Stockholder hereby revokes (or agrees to cause to be revoked) any and all proxies that it has heretofore granted with respect to the Covered Shares inconsistent with the terms hereof. Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy, with full power of substitution, for and on its behalf, for and in the name, place and stead of Stockholder, to (x) vote, express consent or dissent or issue instructions to the holder of record of any Covered Shares to vote such Covered Shares in accordance with the provisions of Section 2 at any meeting of the stockholders of the Company addressing such matters, and (y) grant or withhold, or issue instructions to the holder of record of any Covered Shares to grant or withhold, in accordance with the provisions of Section 2, all written consents with respect to the Covered Shares addressing such matters.

The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of Stockholder) and shall not be terminated by operation of any Law or upon the occurrence of any other event other than the termination of this Agreement in accordance with Section 7. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with, and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 2(a). Parent covenants and agrees with Stockholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 2(a).

(c)           For the avoidance of doubt, nothing in this Agreement prevents Stockholder from voting or issuing instructions, including any proxy to vote (or maintaining any such instructions or proxy), at its discretion all Covered Shares at the Company’s annual meeting of stockholders, on the matters described in the Company’s proxy statement disseminated to holders of Company Shares prior to the date hereof.

3.            No Disposition or Solicitation.

(a)            No Disposition or Adverse Act. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement or the Merger Agreement, Stockholder shall not:

(i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein without the prior written consent of Parent (other than Transfers by operation of law, in which case this Agreement shall bind the transferee),

(ii) enter into any Contract with respect to any Transfer of any or all Covered Shares or any interest therein,

(iii) except pursuant to Section 2(b) or 2(c), grant any proxy, power-of-attorney or other authorization in or with respect to any or all of the Covered Shares other than as required to effect Stockholder’s voting obligations in Section 2(a),

(iv) deposit or permit the deposit of any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares other than as required to effect Stockholder’s voting obligations in Section 2(a),

(v) create or permit to exist any Lien on any of the Covered Shares, or

(vi) take any other action that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder in any material respect or otherwise make any representation or warranty of Stockholder herein untrue or incorrect in any material respect.

Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void. Notwithstanding the foregoing, Stockholder may Transfer Covered Shares

(A) under a trading plan pursuant to Rule 10b5-1 under the Exchange Act in existence on the date of this Agreement,

(B) to effect a cashless exercise for the sole purpose of paying the exercise price of Company Options or to cover Tax withholding obligations in connection with such exercise to the extent permitted by the instruments representing such Company Options,

(C) to effect a sale of shares of Company Common Stock following an exercise of Company Options that would have otherwise expired prior to the Effective Time to cover Tax withholding obligations in connection with such exercise,

(D) if a natural person, (v) to any member of such Stockholder’s immediate family, (w) to a trust for the sole benefit of Stockholder or any member of Stockholder’s immediate family, (x) by will or under the laws of intestacy upon the death of such Stockholder, (y) to a charitable organization, or (z) to any other stockholder of the Company who has entered into an agreement with Parent substantially similar to this Agreement as a gift or otherwise; provided that any such transfer referred to in clauses (D)(v) through (y) (other than a Transfer to a charitable organization that is effective after the record date for the Company Stockholders’ Meeting established pursuant to Section 7.1 of the Merger Agreement and provided that (i) Stockholder retains the right as record holder on such record date to vote or direct the vote at the Company Stockholders’ Meeting in accordance with this Agreement all of the Company Shares subject to such Transfer, and (ii) the transferee charitable organization agrees in writing to not Transfer any of such Company Shares and to comply with Section 4(c)) shall be permitted only if the transferee shall execute a joinder to this Agreement, in a form reasonably acceptable to Parent and Merger Sub, and deliver such executed joinder to Parent and Merger Sub as soon as practicable after such transfer, pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement, and

(E) if a natural person who is under an obligation to transfer Covered Shares to an affiliated investment fund, to effect such transfer to an affiliated investment fund, provided that such fund shall execute a joinder to this Agreement, in a form reasonably acceptable to Parent and Merger Sub, and deliver such executed joinder to Parent and Merger Sub as soon as practicable after such transfer, pursuant to which such fund shall be bound by all of the terms and provisions of this Agreement (including with respect to such Covered Shares).

(b)           Non-Solicitation. Subject to Section 8, Stockholder shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted by or on behalf of such Persons heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal. Until the termination of this Agreement pursuant to, and in accordance with, Section 7, Stockholder shall not, and Stockholder shall not authorize or knowingly permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) except to the extent the Company is permitted to do so under Section 6.2(b) of the Merger Agreement, enter into, continue or otherwise participate in discussions or any negotiations regarding, furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with, or afford access to the business, personnel, properties, assets, books or records of the Company or any Company Subsidiary in connection with, an Acquisition Proposal, or (iii) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Representative of Stockholder shall be deemed to be a breach of this Section 3(b) by Stockholder. For purposes of this Section 3(b), the term “Person” shall not include Parent or any Parent Subsidiary or other affiliate of Parent or any of their Representatives. Notwithstanding anything to the contrary contained in this Agreement, Stockholder and its Representatives may in any event inform a Person that has made or, to the knowledge of the Company, is considering making any inquiry, indication of interest, proposal or offer relating to an Acquisition Proposal of the provisions of this Section 3(b).

4.            Additional Agreements.

(a)           Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by Stockholder of Additional Owned Shares or other Company Shares, (i) the type and number of Covered Shares shall be adjusted appropriately and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities of the Company issued to or acquired by Stockholder.

(b)           Stop Transfer. In furtherance of this Agreement, Stockholder hereby authorizes the Company (including through the Company’s transfer agent) to enter a stop transfer order with respect to all of the Covered Shares and authorizes the Company to legend the certificates or book-entry records evidencing the Covered Shares to reflect that such Covered Shares are subject to this Agreement. The parties agree that such stop transfer order and any such legend shall be removed and shall be of no further force and effect upon termination of this Agreement in accordance with Section 7.

(c)           Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, the Company’s directors or any of their respective successors, in each case, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (B) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with the Merger Agreement or any of the transactions contemplated thereby, (C) with respect to SEC disclosure (or other disclosure to the holders of Company Shares) in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby or (D) against Parent, Merger Sub or their respective Representatives in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby.

(d)           Communications. Unless required by applicable Law, Stockholder shall not issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement or the Merger Agreement without the prior consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent or any of its Affiliates of Stockholder’s identity and holding of Covered Shares, the existence of this Agreement, the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and any other information related to the subject matter of this Agreement in any public disclosure document required by applicable Law in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) Stockholder agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document if and to the extent that any such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom.

(e)           Spousal Consent. If Stockholder is married and any of the Covered Shares may constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, Stockholder shall deliver to Parent and Merger Sub, concurrently herewith, a duly executed consent of Stockholder’s spouse, in the form attached hereto as Exhibit A.

5.            Representations and Warranties of Stockholder.

Stockholder hereby represents and warrants to Parent and Merger Sub as set forth below.

(a)           Title. Stockholder is the sole record or beneficial owner of (i) the Owned Shares and (ii) the securities of the Company convertible into or exchangeable or exercisable for Company Shares and constituting beneficial ownership of Company Shares, in each case, set forth on Schedule 1 (the “Disclosed Owned Securities”). The Disclosed Owned Securities constitute all of the Company Shares owned of record or beneficially by Stockholder on the date hereof and Stockholder is not the beneficial owner of any Company Shares other than the Disclosed Owned Securities. Stockholder has sole voting power, power of disposition and power (other than pursuant to customary “street name” custodial arrangements) to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Agreement and to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. Except as permitted by this Agreement, the Covered Shares and the certificates representing such Covered Shares, if any, are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares (other than as created by this Agreement or restrictions on transfer under applicable securities Laws or pursuant to customary “street name” custodial arrangements) (collectively, “Liens”).

(b)           Organization. Stockholder is [a natural person and a resident of the State of [●]] / [a legal entity duly organized and validly existing and in good standing under the Laws of its state of organization].

(c)           Authority. Stockholder has full legal capacity, right and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Stockholder or, if applicable, its board of directors, trustees, other governing body, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)           Validity of Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Enforceability Limitations. If Stockholder is married, and any of the Covered Shares may constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, valid and binding, this Agreement has been duly and validly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms, subject to the Enforceability Limitations.

(e)           No Conflict or Default. Except as required under any applicable Antitrust Laws and the Exchange Act, no action by or in respect of, or filing by or with, any or any other Person is necessary for the execution, delivery or performance of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby and the compliance by Stockholder with the provisions hereof. The execution, delivery or performance of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance with the provisions hereof will (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound or (ii) assuming compliance with all applicable Antitrust Laws and the Exchange Act and similar foreign Laws, violate any judgment, Law, writ, injunction or award of any Governmental Entity that is applicable to Stockholder or any of Stockholder’s properties or assets or (iii), if Stockholder is not a natural person, contravene or conflict with Stockholder’s certificate of incorporation and bylaws, trust agreement or other organizational documents, as applicable, in each case, except for any violation, breach, default, termination, modification, cancellation or acceleration described above which would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(f)           Absence of Litigation. There is no lawsuit, claim, complaint, action, formal investigation or proceeding before or by any Governmental Entity or arbitral tribunal pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to, impair or delay the ability of Stockholder to perform timely its obligations under this Agreement or consummate timely the transactions contemplated by this Agreement.

(g)           Proxy. Except for this Agreement, or as contemplated by Section 2(b) and (c) hereof, none of the Stockholder’s Covered Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Covered Shares on the date hereof. Stockholder further represents that any proxies heretofore given in respect of the Covered Shares, if any, are revocable.

(h)           Finders and Brokers. Stockholder has not engaged or employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any advisory, broker’s or finder’s fee or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

(i)            Receipt; Reliance. Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

6.            Representations and Warranties of Parent and Merger Sub.

Parent and Merger Sub hereby represent and warrant to Stockholder as set forth below.

(a)           Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization.

(b)           Authority. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The execution, delivery and performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings on the part of Parent are necessary to authorize the consummation of the transactions contemplated hereby and the performance of Parent’s or Merger Sub’s respective obligations under this Agreement.

(c)           Validity of Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of Stockholder, constitutes the legal, valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

(d)           No Conflict or Default. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.3(a) of the Merger Agreement, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any material Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Parent or Merger Sub or result in the creation of any Lien upon any of the properties, rights or assets of Parent or Merger Sub, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or (iii) conflict with or violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

7.            Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the mutual written consent of Parent and Stockholder, (b) the Effective Time, (c) the entry by the Company without the prior written consent of Stockholder into any amendment, waiver or modification of the Merger Agreement that, in a manner adverse to Stockholder, changes the form or reduces the amount of the consideration to be paid for Stockholder’s Company Shares and (d) the termination of the Merger Agreement in accordance with Section 9.1 thereof. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that (i) nothing in this Agreement shall relieve any party from liability for any willful and material breach of this Agreement prior to its termination and (ii) this Section 7 and Section 10 (excluding Section 10(b)) shall survive any termination of this Agreement.

8.            No Limitation. Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director, officer or employee of the Company. Nothing in this Agreement shall be construed to prohibit Stockholder or any of Stockholder’s Representatives who is an officer or member of the board of directors of the Company from taking any action (or failure to act) in his or her capacity as an officer or member of the board of directors of the Company or from taking any action with respect to any Acquisition Proposal solely in their capacity as such an officer or director or in the exercise of his or her fiduciary duties in his or her capacity as director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action taken solely in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

9.             Miscellaneous.

(a)           Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(b)           Reasonable Efforts. On the terms and subject to the conditions of this Agreement, Stockholder agrees to execute and deliver such additional documents as Parent may reasonably request and use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable. Without limiting the foregoing, Stockholder shall execute and deliver to Parent and any of its designees any proxies, including with respect to Additional Owned Shares, reasonably requested by Parent with respect to Stockholder’s voting obligations under this Agreement.

(c)               No Assignment. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party, except that Parent or Merger Sub may transfer or assign, in whole or in part, its rights and obligations under this Agreement to any of its Affiliates; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party or due to Parent or Merger Sub.

(d)           Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Stockholder and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of Law or otherwise, including Stockholder’s heirs, guardians, administrators, representatives or successors (except as contemplated in Section 3).

(e)           Modification or Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party or, in the case of a waiver, by each party against whom the waiver is to be effective.

(f)            Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), sent by a nationally recognized overnight courier service, such as United Parcel Service (notice deemed given on the next business day after deposit with such courier service), or by e-mail transmission (notice deemed give upon transmission if sent by e-mail transmission prior to 6:00 pm local time on a business day, or at 9:00 am local time on the next business day if sent by e-mail transmission after 6:00 pm local time on a business day or on a day that is not a business day) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Stockholder:

At the address and facsimile number set forth on Schedule 1 hereto.

with a copy to (which shall not constitute notice):

Kindred Biosciences, Inc.
Address:	1555 Bayshore Highway, Suite 200
Burlingame, California 94010
Attention:	Wendy Wee, Chief Financial Officer and Secretary

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention:	Michael O’Bryan
Email:	MObryan@mofo.com

If to Parent or Merger Sub:

Elanco Animal Health Incorporated
Address:	2500 Innovation Way/P.O. Box 708,
Greenfield, Indiana 46140
Attention:	Aaron Schacht, Executive Vice President (Innovation Regulatory & Business Development)
General Counsel

with a copy to (which shall not constitute notice):

Knight Merger Sub, Inc.
c/o Elanco Animal Health Incorporated
Address:	2500 Innovation Way/P.O. Box 708,
Greenfield, Indiana 46140
Attention:	Aaron Schacht, Executive Vice President (Innovation Regulatory & Business Development)
General Counsel

with a copy to (which shall not constitute notice):

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001-4956
Attention:	Catherine Dargan
Michael Riella
Email:	cdargan@cov.com
mriella@cov.com

(g)           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h)           Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties further agree that (i) by seeking the remedies provided for in this Section 10(h), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10(h) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10(h) shall require any party to institute any action or proceeding for (or limit any party’s right to institute any action or proceeding for) specific performance under this Section 10(h) prior or as a condition to exercising any termination right under Section 7 (and pursuing damages after such termination).

(i)             No Waiver. No failure or delay by any party in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(j)            Governing Law. This Agreement shall be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby shall be resolved under, the Law of the State of Delaware regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.

(k)           Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) (the “Delaware Courts”) in any such suit, action or proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(f) shall be deemed effective service of process on such party.

(l)            Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(m)          Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “dollars” or “$” are to United States of America dollars. References (i) to any Law shall be deemed to refer to such Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder, (ii) to any Person include the successors and permitted assigns of that Person, (iii) from or through any date mean, unless otherwise specified, from and including or through and including, respectively, and (iv) to the “date hereof” means the date of this Agreement. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(n)           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in .pdf or .tiff format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(o)           Expenses. Except as otherwise expressly provided in this Agreement, all direct and indirect costs and expenses incurred in connection with this Agreement shall be borne by the party incurring such expenses.

(p)           No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be signed and delivered as of the date first written above.

Elanco Animal Health Incorporated

By:
Name:
Title:

Knight Merger Sub, Inc.

By:
Name:
Title:

[Signature Page to Support Agreement]

STOCKHOLDER

By:
Name:

[Signature Page to Support Agreement]

Schedule 1

DISCLOSED OWNED SECURITIES AND NOTICE ADDRESS

Name and Contact Information for Stockholder	Number of Company Shares Beneficially Owned	Additional Disclosed Owned Securities
[ ] [ ] Attention: [ ] Email: [ ]

EXHIBIT A

CONSENT OF SPOUSE

In consideration of the execution of that certain Support Agreement, (the “Support Agreement”), dated June 15, 2021, by and among [            ] (“Stockholder”), Elanco Animal Health Incorporated, an Indiana corporation (“Parent”), and Knight Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), I, the undersigned, spouse of [            ], have been given a copy of, and have had an opportunity to review, the Support Agreement and clearly understand the provisions contained therein.

I hereby approve the Support Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Support Agreement. I agree to be bound by and accept the provisions of the Support Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Shares (as defined in the Support Agreement) of the Company held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Support Agreement.

(Signature)

Name:
(Please Print)

Dated:	, 2021